SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PHARMERICA CORPORATION

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PHARMERICA CORPORATION

1901 Campus Place

Louisville, KY 40299

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2011

PharMerica Corporation’s Annual Meeting of Stockholders will be held on June 10, 2011 at 9:00 a.m. local time. We will meet at the Seelbach Hilton, 500 Fourth Street, Louisville, Kentucky 40202 (the “Annual Meeting”). If you owned common stock at the close of business on April 18, 2011, you may vote at the Annual Meeting or any adjournments or postponements thereof. At the Annual Meeting, we plan to:

1.	elect eight directors for a term to expire at the Annual Meeting of Stockholders in 2012;

2.	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	take a non-binding advisory vote on the compensation paid to the Company’s named executive officers (“Say on Pay”);

4.	take a non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years (“Say on Frequency”); and

5.	transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other proposals for the Annual Meeting.

It is important that your common stock be represented at the Annual Meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 10, 2011

The Proxy Statement and 2010 Annual Report are available at www.pharmerica.com/proxy.

On behalf of the Board of Directors of

PharMerica Corporation,

GREGORY S. WEISHAR

Chief Executive Officer

Louisville, Kentucky

April 29, 2011

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED

PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED

AT THE ANNUAL MEETING IF YOU DO NOT ATTEND PERSONALLY.

i

ii

PHARMERICA CORPORATION

1901 Campus Place

Louisville, KY 40299

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2011

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of PharMerica Corporation (“we,” “us,” “our,” or the “Company”) for the Company’s Annual Meeting of Stockholders to be held on Friday, June 10, 2011 at 9:00 a.m. local time, at the Seelbach Hilton, 500 Fourth Street, Louisville, Kentucky 40202 and thereafter as it may from time to time be adjourned or postponed (the “Annual Meeting”). This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 29, 2011.

Who May Vote

Each stockholder of record at the close of business on April 18, 2011 (the “Record Date”) is entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 29,363,014 shares of our common stock, par value of $.01 per share (the “common stock”) outstanding. On the Record Date, there were no shares of Preferred Stock, par value $.01, outstanding. You may cast one vote for each share of common stock held by you on all matters presented at the Annual Meeting.

How You May Vote

You may vote (i) in person by attending the Annual Meeting or (ii) by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1.	FOR the election of each of the eight nominees named herein to the Board of Directors for a term to expire at the Annual Meeting of Stockholders in 2012;

2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	FOR the approval of the Say on Pay proposal;

4.	FOR the selection of three years as the frequency with which stockholders will be provided with the Say on Pay vote; and

5.	In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

How You May Revoke or Change Your Vote

•	Proxies may be revoked at any time prior to the Annual Meeting in the following ways:

•	by giving written notice of revocation to the Secretary of the Company;

•	by giving a later dated proxy; or

•	by attending the Annual Meeting and voting in person.

Quorum Requirement

The Company is required to have a quorum of stockholders present to conduct business at the Annual Meeting. A majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting in determining a quorum. If a quorum is not present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

Required Vote

Every holder of record of shares of common stock entitled to vote at a meeting of stockholders will be entitled to one vote for each share outstanding in his or her name on the books of the Company at the close of business on the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by one or more inspectors of election, appointed for the Annual Meeting, who will also determine whether a quorum is present for the transaction of business.

With respect to the election of directors, a nominee for director will be elected to the Board by a vote of the majority of the votes cast. In other words, if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election then that nominee will be elected as a director. However, the directors will be elected by a plurality of the votes cast at any stockholder meeting where (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date the Company first mails its notice of meeting for the Annual Meeting to the stockholders. For the Annual Meeting, none of the nominees were nominated by stockholders.

The affirmative vote of at least a majority of the votes of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter is required to approve all other matters to be voted upon at the Annual Meeting.

How Abstentions will be Treated

Abstentions will have no effect on the election of directors. For all other proposals, abstentions will have the same effect as votes against a proposal.

How Broker-Non Votes will be Treated

Your shares may be voted if they are held in the name of a brokerage firm or bank (a “Broker”), even if you do not provide the Broker with voting instructions. Brokers have the authority, under applicable rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of the independent registered public accounting firm of the Company is considered a routine matter. The election of directors and the Say on Pay and Say on Frequency proposals are not considered routine matters. Broker non-votes are shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and the Broker is barred from exercising its discretionary authority to vote the shares because the proposal is a non-routine matter. With respect to the election of directors and Say on Pay and Say on Frequency proposals, Broker non-votes will not be counted as votes for or against these proposals. Broker non-votes will not be counted in the determination of whether the total votes cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal.

Advisory Proposals

Because the vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. Additionally, the vote on the Say on Frequency proposal is advisory and is not binding on the Board of Directors or the Compensation Committee and the Board of Directors may determine to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Compensation Committee will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of nine directors: Frank E. Collins, Esq., W. Robert Dahl, Jr., Marjorie W. Dorr, Thomas P. Gerrity, Ph.D., Thomas P. Mac Mahon, Daniel N. Mendelson, Robert A. Oakley, Ph.D., Geoffrey G. Meyers, and Gregory S. Weishar. For personal reasons, Mr. Mendelson has informed the Company that he has decided not to stand for re-election to the Board of Directors. Mr. Mendelson’s decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Our Certificate of Incorporation, as amended, and By-laws provide that the number of directors constituting the Board will not be fewer than three, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the Board. Effective as of the Annual Meeting, the Board has fixed the number of directors at eight.

The Nominating and Corporate Governance Committee has recommended that the eight directors listed in the table below be nominated for election for a one-year term expiring at the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board if elected. In the event that a nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board, but in no event will the proxy be voted for more than eight nominees as directors. Our management has no reason to believe that the nominees will not serve if elected. There is no family relationship between any of the current directors or persons nominated to become a director.

Our Board believes that we could benefit by expanding the size of the Board to nine and adding one additional qualified director. The Nominating and Corporate Governance Committee has not yet identified any candidates to fill this additional directorship. At such time as a qualified candidate has been identified and approved by the Nominating and Corporate Governance Committee and the Board, the Board intends to increase the size of the Board up to nine members and to appoint the candidate to fill the newly created directorship as provided in our By-laws. Any director appointed by the Board to fill a newly created vacancy would serve only until the next annual meeting of stockholders.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

The following table sets forth the name, age and position with the Company of each of the eight nominees up for election as a director of the Company:

Name	Age	Position
Frank E. Collins, Esq.	57	Director
W. Robert Dahl, Jr.	54	Director
Marjorie W. Dorr	49	Director
Thomas P. Gerrity, Ph.D.	69	Director
Thomas P. Mac Mahon	64	Director
Geoffrey G. Meyers	66	Director, Chairman
Robert A. Oakley, Ph.D.	64	Director
Gregory S. Weishar	56	Chief Executive Officer and Director

Nominees

Frank E. Collins, Esq. Mr. Collins has served as a director since July 31, 2007. Mr. Collins serves as Chair of the Nominating and Governance Committee of the Board and served as a member of the Compensation Committee from June 2008 to June 2009. Mr. Collins was the Senior Vice President, Legal and Administration and Secretary of Sierra Health Services, Inc. (“Sierra”) from 2001 to February 2008. Sierra was acquired by United Health Group Incorporated (“United”) in February 2008. Mr. Collins now serves as the Deputy General Counsel of United. Mr. Collins joined Sierra in 1986 as General Counsel and Secretary. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance and HMO-related regulatory issues. Mr. Collins received his Juris Doctor from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association.

As a result of Mr. Collins’ experiences as General Counsel at a public managed healthcare organization, he possesses expertise in the areas of corporate governance, human resources and regulatory compliance and brings experience in the healthcare industry.

W. Robert Dahl, Jr. Mr. Dahl has served as a director since July 24, 2008. Mr. Dahl serves as a member of the Audit Committee. Mr. Dahl is currently the Chief Operating Officer of Arrowhawk Capital Partners, an investment company, a post he has held since September 2009. From May 2007 to November 2009 he was the Vice President of Strategic Business Development and Vice Chairman of the Board of Directors of Golden Pond Healthcare, Inc. From April 1999 until June 2006, Mr. Dahl served as the head of Global Healthcare for the Carlyle Group, a leading private equity firm with over $50 billion of equity under management, where he was responsible for the firm’s investments in the healthcare field. Prior to Carlyle, Mr. Dahl served as co-head of healthcare investment banking in North America at Credit Suisse First Boston. Mr. Dahl is also a director of Slate Pharmaceuticals, Inc., Applied Science, Inc., and Amkai LLC. Mr. Dahl received a BA from Middlebury College and an MBA from the Harvard Graduate School of Business Administration.

Mr. Dahl’s experience as a certified public accountant, investment banker, financial advisor and healthcare private equity investor provides him with financial literacy and expertise and knowledge of the healthcare industry, along with expertise in mergers and acquisitions.

Marjorie W. Dorr. Ms. Dorr has served as a director since January 22, 2009. Ms. Dorr serves as a member of the Compensation Committee. Ms. Dorr served as Executive Vice President and Chief Strategy Officer for WellPoint, Inc. Ms. Dorr held various executive positions while at WellPoint including President and Chief Executive Officer of WellPoint’s Northeast Region SBU, where she was responsible for operations in several states. Ms. Dorr joined WellPoint through the merger in 2004 of WellPoint and Anthem, Inc. At the time of the merger, Ms. Dorr served as President of Anthem Blue Cross and Blue Shield’s East region. Ms. Dorr received her bachelor of business administration degree from the University of Iowa and her master of business administration degree from the University of Chicago Graduate School of Business.

Ms. Dorr’s experience as a senior executive of a large health benefits company equips her with expertise in pharmacy reimbursement practices and strategic planning.

Thomas P. Gerrity, Ph.D. Mr. Gerrity has served as a director since July 31, 2007. Mr. Gerrity serves as a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board. Mr. Gerrity served as interim Chair of the Audit Committee from November 2007 to March 2008. Mr. Gerrity was the Dean of the Wharton School of the University of Pennsylvania from July 1990 to June 1999. Since then he has been Professor of Management and Dean Emeritus at the Wharton School of the University of Pennsylvania. Mr. Gerrity also serves as a director of Internet Capital Group, Inc. and as a member of the Corporation of the Massachusetts Institute of Technology. Mr. Gerrity is the Chairman of the Advisory Board of

Arden Fund I, a private real estate investment fund managed by the Arden Group in Philadelphia, Pennsylvania. Mr. Gerrity served as a director of Sunoco, Inc. from 1990 to May 2010. Mr. Gerrity served as a director of Federal National Mortgage Association (“Fannie Mae”) from September 1991 until December 2006 and served as the Chair of Fannie Mae’s Audit Committee from January 1999 until May 2006. He was also a director of Knight-Ridder, Inc. from 1998 to 2006; CVS Corporation from 1995 to 2007; and Hercules, Inc. from 2003 to 2008.

Mr. Gerrity, by virtue of his senior management experience and his positions at the University of Pennsylvania, and by virtue of his education, possesses financial literacy and expertise, as well as strategic planning and management, information systems and technology, organizational change management and corporate governance experience.

Thomas P. Mac Mahon. Mr. Mac Mahon has served as a director of the Board since July 31, 2007. Between July 31, 2007 and December 31, 2010, Mr. Mac Mahon served as Chairman of the Board. He is also a member of the Compensation Committee and served as the Chair of the Compensation Committee from July 2007 to February 2008. Mr. Mac Mahon has served as a director of the Laboratory Corporation of America Holdings (“LabCorp”) since 1995. In addition, Mr. Mac Mahon served as a non-executive Chairman of the Board of LabCorp from January 2007 to May 2009; Executive Chairman of the Board from April 1996 to December 2006; and Vice-Chairman of the Board from April, 1995. From January 1997 until his retirement in December, 2006, Mr. Mac Mahon served as President and Chief Executive Officer and a member of the Executive and Management Committees of LabCorp. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche, Inc. from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Corporate Governance Committee Chairperson of Express Scripts, Inc. and was a director of Golden Pond Healthcare from November 2007 to November 2009.

Mr. Mac Mahon’s experience as a former Chief Executive Officer and Chairman of the Board, and as a board member at premier clinical laboratory and pharmacy benefits management services companies provides him with in-depth knowledge of the healthcare and pharmacy services and distribution industries. Mr. Mac Mahon, by virtue of his previous senior-level executive positions and current board experiences, possesses executive compensation experience.

Geoffrey G. Meyers. Mr. Meyers has served as a director since November 17, 2009 and as Chairman of the Board since January 1, 2011. On February 1, 2010, Mr. Meyers became a member of the Nominating and Governance Committee. Mr. Meyers is the retired Chief Financial Officer and Executive Vice President and Treasurer for Manor Care, Inc. where he had responsibility for administration and financial management from 1988 until 2006 and was a director of Health Care and Retirement Corp., a predecessor of Manor Care, Inc., from 1991 to 1998. Mr. Meyers has been a Director of HCA Holdings, Inc.’s and Chairman of is audit committee since March 2011. Mr. Meyers is also the Chairman of the Board of the Trust Company of Toledo, a northwestern Ohio trust bank. He received his BA from Northwestern University and his MBA from The Ohio State University.

Mr. Meyers has over two decades of experience in the long term care industry, which provides us with valuable insight into the needs and operations of our customer base. Having served as the Chief Financial Officer of a large public company he also has expertise in finance and accounting matters, investor relations, human resources, information technologies, purchasing, corporate communications, risk management, reimbursement, strategic planning and development and acquisitions.

Robert A. Oakley, Ph.D. Mr. Oakley has served as a director since March 24, 2008. Mr. Oakley serves as the Chairman of the Audit Committee. In 2003, Mr. Oakley retired after more than 25 years service with the Columbus, Ohio-based Nationwide Companies, one of the largest diversified insurance and financial services organizations in the world. Mr. Oakley served on the Boards of Ohio Casualty Corporation from March 2003 to

September 2008, First Mercury Financial Corporation from January 2008 to August 2009 and the Physicians Assurance Corporation from January 2008 to August 2009. He received his BS from Purdue University and both an MBA and Ph.D. in Finance from The Ohio State University.

Mr. Oakley possesses financial literacy and expertise from his experiences as a former Chief Financial Officer and chair of audit committees at leading insurance and financial services companies, along with expertise in investor relations, risk management and strategic planning.

Gregory S. Weishar. Mr. Weishar has served as our Chief Executive Officer since January 14, 2007. He has over 20 years experience in the pharmacy services industry. Prior to joining the Company, he was Chief Executive Officer and President of PharmaCare Management Services, a prescription benefit management firm and a wholly-owned subsidiary of CVS Corporation, from 1994.

Mr. Weishar has substantial senior executive experience in the pharmacy services industry and as Chief Executive Officer of the Company has intimate knowledge of our industry and business.

Recommendation of Our Board of Directors

Our Board recommends a vote FOR the eight directors listed above to hold office until the 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Required Vote

A nominee for director will be elected to the Board by a vote of the majority of the votes cast.

CORPORATE GOVERNANCE

Meetings

During 2010, the Board held a total of nine regular meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board during the period which he/she was a director and (ii) the total number of meetings of all Board Committees on which he/she served during the period which he/she was a director. The non-management members of the Board have met in executive session at three of the regularly scheduled meetings of the Board. In addition, if this group of non-management directors includes directors who do not satisfy the independence requirements of the New York Stock Exchange (the “NYSE”), an executive session including only “independent” directors is scheduled at least once a year. The non-executive Chairman of the Board presides at meetings of the non-management directors and independent directors to the extent that he is present at the meetings.

It is the policy of the Board to encourage its members to attend the Company’s Annual Meeting of Stockholders. All of the Company’s directors attended the Company’s 2010 Annual Meeting of Stockholders.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the charters of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee setting forth the responsibilities of the committees can be found under the “For Investors—Corporate Governance” section of our website at www.pharmerica.com and such information is also available in print to any stockholder who requests it through our Investor Relations department. We periodically review and revise the committee charters. A summary of the composition of each committee and its responsibilities is set forth below.

Name	Audit	Nominating and Corporate Governance	Compensation
Frank E. Collins, Esq.	—	Chairman
W. Robert Dahl, Jr.	Member	—	—
Marjorie W. Dorr	—	—	Member
Thomas P. Gerrity, Ph.D.	Member	Member	—
Thomas P. Mac Mahon	—	—	Member
Daniel N. Mendelson (1)	—	—	Chairman
Geoffrey G. Meyers	—	Member	—
Robert A. Oakley, Ph.D.	Chairman	—	—
Gregory S. Weishar	—	—	—

(1)	Mr. Mendelson has decided not to stand for re-election to the Board of Directors. The committee compositions, including the election of a new Chairman of the Compensation Committee, will be determined by the Board of Directors following the Annual Meeting.

Audit Committee

The Company has a standing Audit Committee established by the Board for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee held a total of nine meetings in 2010. The Board has determined that Mr. Oakley, Mr. Gerrity and Mr. Dahl are each qualified as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that they are “independent” within the meaning of the listing standards of the NYSE and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) relating to directors serving on audit committees.

Compensation Committee

The Compensation Committee is responsible for administering the Company’s executive and director compensation programs, including executive base salaries, bonuses, performance based awards and other equity awards, and for administering the Company’s equity compensation plans. Pursuant to its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate. The Compensation Committee held a total of six meetings in 2010. The Compensation Committee reviews periodic reports from the CEO and other officers as to the performance and compensation of the officers, employees and directors. The Board will elect a new Chairman of the Compensation Committee following the Annual Meeting.

Pursuant to its charter, the Compensation Committee has the sole authority, at the Company’s expense, to retain and terminate a consulting firm to assist in the evaluation of director, CEO or executive officer compensation, and in furtherance thereof to retain legal counsel and other advisors.

Since April 2008, the Compensation Committee has retained Frederic W. Cook & Co. (“Cook”) to serve as the Company’s outside compensation consultant with respect to setting each year’s executive compensation. See the discussion under “Compensation Discussion and Analysis” for more information on Cook’s role in assisting the Company with its compensation policies and programs.

Cook is retained only by the Compensation Committee to assist in the determination, amount and form of executive and non-employee director compensation. Neither Cook nor any of its affiliates provides any additional services to the Company or its affiliates.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee of the Board is to (i) identify individuals qualified to become members of the Board (consistent with criteria approved by the Board); (ii) select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders and nominees to fill vacancies on the Board; (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; (iv) oversee the evaluation of the Board, its committees and management; and (v) oversee, in concert with the Audit Committee, compliance rules, regulations and ethical standards for the Company’s directors, officers and employees, including corporate governance issues and practices. While the Nominating and Corporate Governance Committee has no formal process for identifying nominees, if it is deemed appropriate, the Nominating and Corporate Governance Committee may consider candidates recommended by any other source, including stockholders and business and other organizational networks. The Nominating and Corporate Governance Committee may retain and compensate third parties, including executive search firms, to identify or evaluate candidates for consideration. The Nominating and Corporate Governance Committee held five meetings in 2010.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders wishing to suggest a candidate for director for inclusion in the Company’s proxy statement must submit a written notice to the Company’s Corporate Secretary at PharMerica Corporation, 1901 Campus Place, Louisville, Kentucky 40299. The written notice must include:

(1)	The name, address, and telephone number of the stockholder who is recommending a candidate for consideration;

(2)	The class and number of shares of the Company which the recommending stockholder owns;

(3)	The name, address, telephone number and other contact information of the candidate;

(4)	The consent of each candidate to serve as director of the Company if so elected;

(5)	The candidate’s knowledge of matters relating to the Company’s industry, the candidate’s experience as a director or senior officer of other public or private companies and the candidate’s educational and work background;

(6)	The candidate’s involvement in legal proceedings within the past five years; and

(7)	The candidate’s and the candidate’s family members’ relationship with the Company, the Company’s competitors, creditors or other persons with special interests regarding the Company.

In considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee will use the same evaluation criteria and process as that used by the Nominating and Corporate Governance Committee for other candidates. The Nominating and Corporate Governance Committee evaluates the candidates in accordance with its Policy for Evaluation for Nominees to the Board of Directors, which sets forth the following factors to be considered:

•	Whether the candidate is “independent” and does not, and has not, had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	Whether the candidate is an “audit committee financial expert” and/or “financially literate”;

•

Whether the candidate has the personal attributes necessary for successful service on the Board, such as character and integrity, a high level of education and business experience, broad based business acumen, an understanding of the Company’s business and the institutional pharmacy industry generally, strategic thinking, a willingness to share ideas, a network of contacts and diversity of experiences and expertise;

•	Whether the candidate has been the chief executive officer or a senior executive officer of a public company or another complex organization;

•

Whether the candidate serves on other boards of directors; directors employed in a full-time position may not sit on the boards of directors of more than two other public companies and directors employed part-time or full-time in academia may not sit on the boards of directors of more than three other public companies. There is no limit on the number of non-public company boards on which directors may sit;

•	Whether the candidate will add value to the Board or a committee thereof by virtue of particular knowledge, experience, technical expertise, specialized skills or contacts;

•	Whether the candidate, if an existing director, is suitable for continued service;

•	Whether the candidate is under the age of 75;

•	Whether the candidate’s responses to the directors and officers questionnaire reveal areas of potential problems or concerns; and

•	Whether there are any other relevant issues with respect to the candidate.

The Policy for Evaluation for Nominees to the Board of Directors specifies that diversity of experiences and expertise is a factor to be considered by the Nominating and Governance Committee in the director identification and nomination process. The Nominating and Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Board Independence

Our Corporate Governance Guidelines provide for director independence standards consistent with those of the NYSE and the federal securities laws. These standards require the Board to affirmatively determine that each “independent” director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) other than as a director. The Board has determined that the following directors are “independent” as required by the NYSE listing standards and the Company’s Corporate Governance Guidelines: Mr. Collins, Mr. Dahl, Ms. Dorr, Mr. Gerrity, Mr. Mendelson, Mr. Mac Mahon, Mr. Oakley and Mr. Meyers.

All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors as defined in the NYSE listing standards and in the standards in the Company’s Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. Mendelson, who serves as Chair, and Mr. Mac Mahon and Ms. Dorr, each of whom is independent under NYSE listing standards. None of the members of the Compensation Committee is a former or current officer or employee of the Company or has any interlocking relationship as set forth in SEC rules.

Section 16(a) Beneficial Ownership Reporting

Based solely upon a review of the copies of the forms furnished to the Company and written representations from officers and directors of the Company that no other reports were required, during the year ended December 31, 2010, all filing requirements under Section16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis except for one Form 4 covering two transactions inadvertently filed one day late by Thomas A. Caneris on December 6, 2010.

Code of Ethics

The Company has a Code of Conduct and Ethics that applies to all directors, officers and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer.

The Code of Conduct and Ethics is available on the Company’s website at www.pharmerica.com and may also be obtained in print upon request from the Company’s Secretary. The Company will post amendments to or waivers from the Code of Conduct and Ethics to the extent applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer on its website.

Corporate Governance Guidelines

The Board has adopted the PharMerica Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines reflect the principles by which the Company will operate. The Guidelines cover various topics, including, but not limited to, Board size, director independence and other qualification standards, Board and committee composition, Board operations, director compensation and continuing education, director responsibilities, management succession, and annual performance evaluations. A copy of the Guidelines is available at the Company’s website at www.pharmerica.com and may also be obtained in print upon request from the Company’s Secretary.

Board Leadership Structure and Role in Risk Oversight

The Company’s Board is comprised of nine directors, eight of whom are considered “independent.” Our Chief Executive Officer, Gregory S. Weishar, is our only employee-director. Outside director Geoffrey G. Meyers serves as Chairman of the Board. The Board delegates certain duties as described above to its Audit, Nominating and Corporate Governance, and Compensation Committees. The Chairmen of these committees, respectively are independent directors Robert A. Oakley, Frank E. Collins and Daniel N. Mendelson. We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board is responsible for leading the Board in the execution of its fiduciary duties. The Chairman presides over meetings of the full Board. Mr. Mendelson has decided not to stand for re-election to the Board. Effective as of the Annual Meeting, the Board has fixed the number of directors at eight. Following the Annual Meeting, the Board will determine the composition of the Board committees.

The full Board is responsible for the Company’s risk oversight process. The Board delegates to appropriate committees the oversight of particular subject areas of risk that are under the purview of those committees. For example, financial risk is overseen by the Audit Committee, while utilizing compensation strategies addressing Section 162(m) of the Internal Revenue Code is within the purview of the Compensation Committee. Strategic risks are overseen by the full Board. The Board (or appropriate Committee) receives regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory compliance, and strategic risk. The chairman of each committee reports to the full Board during the committee reports portion of the next Board meeting each of the material matters considered by the committee. This reporting process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of the Board’s risk oversight responsibilities it has established an enterprise risk management program, which at the management level, is overseen by the chief financial officer. Enterprise risks are identified and prioritized by management and the board and a mitigation plan is developed. Management regularly reports on risk mitigation to the relevant committee or the board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee. The enterprise risk management program as a whole is reviewed at an annual board strategy session.

Communication with the Board of Directors

It is the policy of the Company to facilitate communications of stockholders with the Board. Communications to the directors must be in writing and sent Certified Mail to the Board of Directors c/o the Executive Vice President and Chief Financial Officer to the Company’s headquarters at PharMerica Corporation, 1901 Campus Place, Louisville, Kentucky 40299. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of the Company that the person holds;

•

if the person submitting the communication is not a stockholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

The following types of communications are not appropriate for delivery to Directors under the Company’s policy:

•

communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to stockholders or other constituencies of the Company (such as employees, members of the communities in which the Company operates its businesses, customers and suppliers) generally;

•	communications that advocate the Company engaging in illegal activities;

•	communications that, under community standards, contain offensive, scurrilous or abusive content; and

•	communications that have no rational relevance to the business or operations of the Company.

Upon receipt, each communication will be entered into an intake record maintained for this purpose, including the name of the person submitting the communication, the date and time of receipt of the communication, the information concerning the person submitting the communication required to accompany the communication and a brief statement of the subject matter of the communication. The record will also indicate the action taken with respect to the communication. The personnel responsible for receiving and processing the communications will review each communication to determine whether the communication satisfies the procedural requirements for submission under the Policy and Procedures for Stockholder Communication with Directors and the substance of the communication is of a type that is appropriate for delivery to the directors under the criteria set forth above. Communications determined to be appropriate for delivery to directors will be assembled by the responsible personnel for delivery and delivered to the directors on a periodic basis, generally in advance of each regularly scheduled meeting of the Board. Communications directed to the Board as a whole, but relating to the area of competence of one of the Board’s committees, will be delivered to that committee, with a copy to the Chairman of the Board.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid to the Company’s non-employee directors for their service during the fiscal year ended December 31, 2010.

Name	Fees Paid in Cash Earned in 2010	Stock Awards (1)(2)	Option Awards (1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Frank E. Collins (3)	$70,500	$80,000	$—	$4,211	$154,711
W. Robert Dahl, Jr. (3)	$68,000	$80,000	$—	$9,907	$157,907
Marjorie W. Dorr (3)	$61,500	$80,000	$—	$—	$141,500
Thomas P. Gerrity, Ph.D. (3)	$75,500	$80,000	$—	$—	$155,500
Thomas P. MacMahon (3)	$93,500	$80,000	$—	$—	$173,500
Daniel N. Mendelson (3)	$76,500	$80,000	$—	$(14,584)	$141,916
Geoffrey G. Meyers (3)	$59,000	$80,000	$—	$—	$139,000
Robert A. Oakley, Ph.D. (3)	$83,000	$80,000	$—	$—	$163,000

(1)	All stock awards are restricted stock awards and are in shares of the Company’s common stock and all options are to purchase shares of the Company’s common stock. These amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011.

(2)	The table below sets forth the grant date fair value of each equity award granted in 2010 computed in accordance with FASB ASC Topic 718:

	Restricted Stock		Stock Options
Name	Number of Awards Granted in 2010	Grant Date Fair Value	Number of Awards Granted in 2010	Grant Date Fair Value
Frank E. Collins	4,893	$80,000	$—	$—
W. Robert Dahl, Jr.	4,893	$80,000	$—	$—
Marjorie W. Dorr	4,893	$80,000	$—	$—
Thomas P. Gerrity, Ph.D.	4,893	$80,000	$—	$—
Thomas P. Mac Mahon	4,893	$80,000	$—	$—
Daniel N. Mendelson	4,893	$80,000	$—	$—
Geoffrey G. Meyers	4,893	$80,000	$—	$—
Robert A. Oakley, Ph.D.	4,893	$80,000	$—	$—

(3)	The table below sets forth the aggregate number of shares of restricted stock and the aggregate number of stock options held by each non-employee director as of December 31, 2010:

	Aggregate Awards Outstanding at December 31, 2010
Name	Restricted Stock	Stock Options
Frank E. Collins	8,952	15,424
W. Robert Dahl, Jr.	12,724	9,568
Marjorie W. Dorr	9,189	13,831
Thomas P. Gerrity, Ph.D.	8,952	15,424
Thomas P. Mac Mahon	8,952	15,424
Daniel N. Mendelson	12,724	15,424
Geoffrey G. Meyers	6,959	29,268
Robert A. Oakley, Ph.D.	9,502	13,600

Our compensation program for non-employee members of the Board is as follows:

Annual Retainer—Each director receives an annual retainer of $35,000. Directors may, in their discretion, elect to receive the annual retainer, in whole or in part, in cash or shares of the Company’s common stock.

Chairman Retainer—The Chairman of the Board currently receives an additional retainer of $30,000 per year.

Committee Chair Retainer—The Chairman of the Nominating and Governance Committee and the Chairman of the Compensation Committee each currently receive an additional annual retainer of $10,000. The Chairman of the Audit Committee currently receives an additional annual retainer of $15,000.

Board Meeting Fee—Directors receive $2,000 for each meeting of the Board attended.

Committee Meeting Fee—Committee members receive $1,500 for each committee meeting attended.

Initial Stock Option Grant—Upon joining the Board, each director receives a one-time award of stock options valued at $120,000. The stock options vest in three equal annual installments and expire on the seventh anniversary of the grant date.

Annual Restricted Stock Grant—Each director receives an annual award of restricted stock valued at $80,000. The restricted stock issued prior to January 1, 2010 vests in three equal annual installments. The restricted stock issued after January 1, 2010 vests the earlier of the first anniversary of the grant date or the next annual stockholder meeting.

Exceptions—Gregory Weishar, as a member of management, does not receive separate compensation for service on the Board.

Deferred Compensation—In 2008, we adopted the PharMerica Corporation Deferred Fee Plan for Directors. Under the plan, directors may elect to defer up to 100% of their cash fees and their stock fees in any one year. If a director elects to defer his/her restricted stock grant, the stock will be deferred as it vests. The minimum deferral period for an “in-service” distribution of any deferred amount is five years from the end of the year to which each such deferred fee agreement relates. Cash and stock deferred pursuant to the plan may, at the director’s election in his/her deferred fee agreement, be distributed in a lump-sum or in up to ten annual installments. Notwithstanding the foregoing, in each deferred fee agreement, a director may elect to commence distributions of all deferred cash and stock earlier, in the event of a separation from service, the death or disability of the director, or upon a change in control of the Company.

Deferred amounts are recorded in the form of bookkeeping entries only. Deferred cash bookkeeping accounts will be adjusted for gains or losses based on investment elections made by the director. A director may choose to “invest” their deferred cash amounts in the same general investments offered under the PharMerica Corporation 401(k) Retirement Savings Plan. Directors may change their investment elections at any time. Deferred stock fees will be paid out of the plan in the form of shares of stock, which shall remain issued and outstanding until distributed to the director pursuant to his deferred fee agreement. Deferred amounts are unfunded and the directors would be unsecured creditors of the Company if the Company became insolvent or otherwise unable to pay the balances due under the plan.

Stock Ownership Guidelines—We encourage our directors to own stock in the Company. The Compensation Committee adopted stock ownership guidelines to align long-term interests of directors with those of our stockholders and provide a continuing incentive to foster the Company’s success. The stock ownership guidelines became effective July 1, 2008 for directors. Under the stock ownership guidelines, directors are expected to own Company stock in the amount of 400% of their annual retainer (exclusive of board meeting fees). A director has four years from the date of the adoption of the guidelines to accumulate the targeted ownership level. If the director joined the Company’s board after the adoption of the guidelines, the director has fours years from his start date to accumulate the target ownership level. The following count towards meeting the stock ownership guidelines: all shares and vested options held and all unvested restricted shares and stock options that vest within sixty days of any date of determination. Shares are valued at fair market value and options are valued at the spread between the exercise price and the fair market value of the underlying shares.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive Officers

The following table sets forth information with respect to executive officers of the Company as of March 31, 2011.

Name	Age	Position
Gregory S. Weishar	56	Chief Executive Officer and Director
Michael J. Culotta	56	Executive Vice President and Chief Financial Officer
William E. Monast	51	Executive Vice President of Sales and Client Management
Thomas A. Caneris	48	Senior Vice President, General Counsel, Compliance Officer and Secretary
Anthony A. Hernandez	45	Senior Vice President of Human Resources
Suresh Vishnubhatla	42	Senior Vice President and Chief Technology Officer
Robert A. McKay	49	Senior Vice President of Purchasing and Trade Relations
Berard E. Tomassetti	55	Senior Vice President and Chief Accounting Officer

Set forth below are the names, positions held and business experience, including during the past five years, of the Company’s executive officers. Officers serve at the discretion of the Board. There is no family relationship between any of the directors, nominees to become a director or executive officers.

Gregory S. Weishar. Mr. Weishar has served as our Chief Executive Officer since January 14, 2007. He has over 20 years experience in the pharmacy services industry. Prior to joining the Company, he was Chief Executive Officer and President of PharmaCare Management Services, a prescription benefit management firm and a wholly-owned subsidiary of CVS Corporation, since 1994.

Michael J. Culotta. Mr. Culotta has served as our Executive Vice President and Chief Financial Officer since July 2007. Prior to joining the Company, Mr. Culotta served as Chief Financial Officer of LifePoint Hospitals, Inc. since November 2001. Prior to joining LifePoint, Mr. Culotta served as a partner and healthcare area industry leader for the southeast area at Ernst & Young LLP. Mr. Culotta was a partner with Ernst & Young LLP for over 24 years.

William E. Monast. Mr. Monast has served as our Executive Vice President of Sales and Client Management since July 2010. He had previously served as our Executive Vice President, Operations from April 2009 to June 2010. Prior to joining the Company, Mr. Monast served as Executive Vice President, Sales of Apria Healthcare Group Inc. (“Apria”) from September 2007. Mr. Monast joined Apria in 1997 as a regional sales manager in the Northeast. In the ensuing decade, he held progressively more responsible roles in both sales and operations in the Northeast and Eastern Divisions. Prior to joining Apria, Mr. Monast served as director of sales for Fresenius Medical Care, a national provider of dialysis and homecare services.

Thomas A. Caneris. Mr. Caneris has served as our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary since August 2007. Prior to joining the Company, Mr. Caneris served as counsel to Convergys Corporation from September 2004. Prior to that he was Commercial Affairs Counsel at AK Steel Corporation from April 1998 to September 2004.

Anthony A. Hernandez. Mr. Hernandez has served as our Senior Vice President of Human Resources since July 2007. Prior to joining the Company, Mr. Hernandez served as Senior Vice President of Human Resources for Citigroup’s Home Equity business. Mr. Hernandez was affiliated with Citigroup for over 14 years.

Suresh Vishnubhatla. Mr. Vishnubhatla joined the Company in March 2011 as Senior Vice President and Chief Technology Officer. Prior to joining the Company, he served as Senior Vice President and Chief Technology Officer of Millennium Pharmacy Systems, Inc. from January 2007. Prior to joining Millennium Pharmacy Systems, Inc., Mr. Vishnubhatla held various positions with BodyMedia, Inc. from 2000 to 2006, finally serving as Senior Vice President, Products.

Robert A. McKay. Mr. McKay has served as our Senior Vice President of Purchasing and Trade Relations since July 2010. He had previously served as Senior Vice President of Sales and Marketing from July 2007 to June 2010. Prior to joining the Company in July 2007, Mr. McKay was Vice President of Marketing and Trade Relations for PharmaCare Management Services, a prescription benefit management firm and a wholly-owned subsidiary of CVS Corporation and held various positions with PharmaCare since 1995. Mr. McKay is a retired United States Army officer.

Berard E. Tomassetti. Mr. Tomassetti has served as our Senior Vice President and Chief Accounting Officer since July 2007. Prior to joining the Company, Mr. Tomassetti served as the Chief Financial Officer of the Kindred Healthcare, Inc. (“Kindred”) pharmacy business for over 6 years. Prior to joining Kindred’s pharmacy business, Mr. Tomassetti was affiliated with Aperture, a credentials verification organization. Mr. Tomassetti was an auditor with Ernst & Young LLP for 7 years.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is primarily structured to be competitive within the institutional pharmacy industry and focus our executives on profitability, achieving cost savings and providing quality services to our customers and to provide transparency to both our employees and stockholders. The three primary elements of compensation used to support the above goals are base salary, annual cash incentive awards and long-term incentive awards. Our compensation strategy targets total direct compensation (base salary, target annual cash incentive awards and present value of long-term incentive awards) at the market median, achieved through a combination of base salaries approximating the 25th percentile, target annual bonus opportunities between the median and the 75th percentile and long-term incentive opportunities that approximate the median. Historically, the Company’s executive compensation program has had a stronger performance orientation than the average company in its peer group. This approach supports the Company’s pay-for-performance philosophy by providing a compensation package that is generally weighted toward variable, performance-based incentives, thus ensuring the highest degree of accountability at the senior levels of the organization.

2010 was a challenging year for the institutional pharmacy industry as a whole and PharMerica. The Company reported Adjusted EBITDA of $78.5 million for 2010, as compared to $102.7 million for 2009. The Company expanded into new markets in New York and New Jersey through the Chem Rx acquisition and fortified its presence in Texas through the Lone Star acquisition. As the threshold for payouts under the 2010 annual incentive plan and 2008 long-term incentive plan were $102.7 and $125 million respectively, there were no payouts under either plan.

The Company made several changes to its executive compensation practices in 2010 which became effective in 2011. The Company and its CEO agreed to amend the CEO’s employment agreement for greater alignment with contemporary “best practices”. The changes included:

•	Elimination of excise tax gross-up for change in control related payments

•	Adoption of “double trigger” equity vesting in the event of a change in control for future equity awards

•	Adoption of a clawback provision; and

•	Revised severance practices for involuntary termination without “cause” or voluntary termination with “good reason” in non-change in control situations

•	Reduced non-change in control severance multiple from 3X to 2X

•

Conditioned severance payments and equity vesting on compliance with restrictive covenants (i.e., non-compete, non-solicitation, confidentiality and non-disparagement); severance payments and other benefits cease if CEO violates restrictive covenants

•	Changed timing of severance from lump sum to installment payments over a 24-month period as a means to enforce restrictive covenants

With respect to the other Named Executives, the employment agreements contain many “best practices” features such as double trigger equity vesting in the event of a change in control and low severance multiples change of control.

We believe the total direct compensation our Named Executives received in fiscal year 2010 as set forth in the Summary Compensation Table on page 24 is consistent with and reflects our compensation objectives. In 2010, CEO cash compensation declined approximately 50% as a result of the Company not meeting the financial targets set forth in the annual bonus programs.

Introduction

The Compensation Committee of the Board of Directors is principally responsible for reviewing and administering the Company’s compensation policies and practices regarding the executive officers. The

Compensation Committee is composed of three members, each of whom is (i) an independent director, (ii) qualified as a “non-employee director,” as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) qualified as an “outside director” under Section 162(m) of the Internal Revenue Code. Pursuant to the terms of the Compensation Committee’s written charter, which has been approved by the Board and is reviewed annually to ensure that it properly reflects the Compensation Committee’s responsibilities, the Compensation Committee has the authority to establish the compensation structure for the Company’s executive officers. The Compensation Committee makes its decisions after extensive review and consideration.

This Compensation Discussion and Analysis provides information on our executive compensation philosophy, how and why compensation decisions are made and how the decisions align with the Company’s and individual performance.

Cook has served as the Compensation Committee’s outside Compensation Consultant since April 2008. Cook assisted the Compensation Committee in setting 2010 compensation levels and developing the structure of various incentive plans, assisting with amendments to the 2007 Omnibus Plan and revisions to the CEO employment agreement and providing the Committee with information on emerging trends and regulatory developments in executive compensation. In its role as outside consultant, Cook provides the Compensation Committee with objective analyses, advice and information with respect to CEO and other executive compensation. Cook maintains no other direct or indirect business relationships with the Company.

As used in this Compensation Discussion and Analysis and throughout this Proxy Statement, the Named Executives are the following executives: Mr. Weishar, our Chief Executive Officer, Mr. Culotta, our Executive Vice President and Chief Financial Officer, Mr. Monast, our Executive Vice President of Sales and Client Management, Mr. McKay, our Senior Vice President of Purchasing and Trade Relations and Mr. Caneris, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

Executive Compensation Program Objectives

Our executive compensation program is designed to balance our overall compensation philosophy of promoting programs that are simple and flexible, and sufficiently robust to permit us to attract and retain a high quality and stable executive management team. Our executive compensation program is primarily structured to be competitive within the institutional pharmacy industry and focus our executives on profitability, achieving cost savings and providing quality services to our customers and to provide transparency to both our employees and stockholders. Each of these performance objectives is critical to our success.

The goals of our executive compensation program are to:

•

provide competitive and fiscally responsible compensation that enables us to successfully attract and retain highly-qualified executives with the leadership skills and experience necessary to promote our long-term success;

•

provide incentive compensation that places an emphasis on financial performance, thereby ensuring a strong calibration between the achievement of critical financial and strategic objectives and realized compensation; and

•	provide an appropriate link between compensation and the creation of stockholder value through awards tied to our long-term performance and share price appreciation.

The three primary elements of compensation used to support the above goals are base salary, annual cash incentive awards and long-term incentive awards:

•

Base Salaries. The objective of base salary is to provide a baseline compensation level that delivers current cash income to the Named Executives and reflects their job responsibilities, experience and value to the Company.

•	Annual Cash Incentive Awards. This component of the compensation program rewards corporate, group and individual performance against pre-established annual goals.

•

Long-Term Incentive Awards. Our long-term incentive program is designed to align the interests of our Named Executives with those of our stockholders by motivating these officers to manage the Company in a manner that fosters long-term performance, as reflected in stock price appreciation and achievement of profitability objectives. Long-term incentives also serve as essential tools to promote executive retention through time-based vesting requirements.

We also provide benefits and perquisites to our Named Executives. Perquisites are not part of a significant ongoing program.

The Compensation Committee has adopted a compensation strategy in which total direct compensation is generally targeted at the market median. Market median compensation is expected to be achieved through a combination of below median base salary and above median annual and long-term incentive opportunities. This approach supports the Company’s pay-for-performance philosophy by providing a compensation package that is generally weighted toward variable, performance-based incentives, thus ensuring the highest degree of accountability at the senior levels of the organization.

Benchmarking Process

As discussed above, we have targeted Named Executives’ total direct compensation to fall within the median range for equivalent positions at peer group companies after adjusting for company size. The actual positioning of target compensation for individual executives may range above or below the median based on job content, experience and responsibilities of the roles compared to similar positions in the market.

For 2010 compensation planning purposes, the Compensation Committee approved the use of a peer group composed of 13 companies that are relatively comparable in size as measured by annual revenue, operate within the same general industry space, or are competitors for customers and/or executive talent. The 2010 peer group consists of the following companies:

•	Amedisys, Inc.

•	Gentiva Health Services, Inc.

•	Catalyst Health Solutions, Inc./formerly Healthextras, Inc.

•	HealthSouth Corporation

•	Henry Schein, Inc.

•	Invacare Corporation

•	Lincare Holdings

•	Longs Drug Stores Corporation

•	Magellan Health Services, Inc.

•	Omnicare, Inc.

•	PSS World Medical, Inc.

•	Res Care, Inc.

•	Universal American Corporation

Our revenues were between the 25th percentile and median and our enterprise value as of August 31, 2010 was below the 25th percentile of the peer companies. In 2011, the Peer Group was modified to remove Lincare

Holdings due to differences in business model and company size and add BioScrips, Inc. and Kindred Healthcare Inc. Also, Long Drug Stores was removed from the peer group due to its purchase by CVS/Caremark.

Components of the Executive Compensation Program

Our Named Executive compensation program consists of base salary, annual cash incentives and long-term incentives. For our Named Executives, our program is structured so that variable, or “at risk,” compensation ranges from approximately 70% to 80% of total compensation. This ensures that the executives with the highest degree of responsibility to stockholders are held most accountable for results and changes in stockholder value.

Base Salary

Base salaries for our Named Executives were generally targeted in the 25th percentile to median range for equivalent positions at the peer group companies after adjusting for company size. Actual salary for individual executives is positioned to reflect differences in job content and experience. Competitive base salaries are essential to attracting and retaining executive management talent, and also serve to mitigate pressure that might otherwise exist to support high-risk business strategies if base salary was set materially below market rates.

Mr. Weishar’s compensation in the 2010 calendar year was based on the prior employment agreement dated January 14, 2007, which provided for a base salary of no less than $700,000. In response to the challenging economic environment and the Company’s focus on cost control, a merit increase budget of 1% was adopted in 2010 for executives and employees with salaries in excess of $75,000. For 2010, Mr. Weishar’s base salary was increased 1% to $737,859.

On September 30, 2010, the Company entered into an employment agreement with Mr. Weishar effective January 1, 2011 which superseded his earlier employment agreement. Mr. Weishar’s new employment agreement provides a base salary of no less than $750,000, an amount individually negotiated between the Compensation Committee and Mr. Weishar, which represented a 1.6% increase over his 2010 base salary.

Base salaries for our other Named Executives were individually negotiated with the executives and are set forth in their employment agreements. The Compensation Committee reviews base salaries at least annually and more frequently when promotions or changes in responsibility occur within our executive management. Salary increases are generally based on factors such as competitive market data, assessment of individual performance, promotions, level of responsibility, skill set relative to external counterparts, general economic conditions and input from our CEO for Named Executives other than himself. A merit increase budget of 1% was adopted for 2010 for executives and employees (other than Named Executives) with salaries in excess of $75,000. For 2010, each of the other Named Executives (other than Mr. Caneris) received a 1% base salary increase. Mr. Caneris received a 10% increase in salary in connection with his assumption of additional responsibilities in 2010.

Annual Cash Incentives

Pursuant to the Company’s annual incentive program, our Named Executives have the opportunity to earn annual cash incentives for meeting annual performance goals. The Company utilizes cash incentives as a method of tying a portion of annual compensation to our annual financial performance, as well non-financial objectives that are expected to lead to increases in long-term stockholder value. The specific objective performance criteria that must be obtained in order for bonuses to be paid are established each year by the Compensation Committee and are subject to change from year to year.

Mr. Weishar

In 2010, the incentive opportunity for Mr. Weishar was based upon on an incentive formula tied to our adjusted EBITDA which is equal to our earnings before interest, taxes, integration, merger and acquisition related costs and other charges, depreciation and amortization expense, impairment charges of intangibles, and other accounting principle changes. Adjusted EBITDA was selected as the objective performance criterion because it is critical to focus our Named Executives on earnings and the achievement of cost savings.

Mr. Weishar’s incentive formula was 2% of adjusted EBITDA for 2010, provided that adjusted EBITDA was at least $102.7 million for the year (but in no event could the incentive exceed $2 million). The minimum EBITDA level was set to correspond to the threshold level of adjusted EBITDA under the annual bonus program described below. The EBITDA incentive formula, which was adopted to enable tax deductibility for Mr. Weishar’s annual bonus, established the maximum amount payable to Mr. Weishar for 2010; but he was not assured of earning this maximum amount. Based on 2010 adjusted EBITDA of $78.5 million, Mr. Weishar’s maximum incentive awards was $1.57 million. The Compensation Committee had the authority to reduce the annual amount payable under the EBITDA incentive formula based on its assessment of financial goals (e.g., adjusted EBITDA) and his individual performance. In this regard, the Compensation Committee decided to eliminate Mr. Weishar’s payout under the EBITDA incentive formula to the amount payable under the annual bonus program described below, and as such Mr. Weishar did not receive a payment under the annual bonus program.

Annual Bonus Program

The Compensation Committee established target award opportunities for the Named Executives under the 2010 annual bonus program, which were expressed as a percentage of base salary. These target award opportunities were individually negotiated with our Named Executives prior to their accepting employment with our Company, and in the case of Messrs Weishar and Caneris were increased in 2010 upon review by the Compensation Committee to move the executives’ target compensation toward the market median range.

Named Executive	2010 Target Award Opportunity (% of Base Salary)
Mr. Weishar	125%
Mr. Culotta	80%
Mr. Monast	75%
Mr. McKay	65%
Mr. Caneris	70%

Annual bonuses are funded based on a combination of Company financial performance as measured by adjusted EBITDA and individual performance relative to pre-established financial and non-financial objectives. The breakdown for the Named Executives is as set forth in the chart below. The Company must at least meet the threshold level of adjusted EBITDA described below in order for any payment to be made under the individual/group performance-based components. Under the program, the bonus of the CEO and all Executive Vice Presidents is based 70% on Company performance and 30% on individual performance and the bonus of all the Senior Vice Presidents is based 50% on Company performance and 50% on individual performance; however no payments are made under the program if the Company fails to meet the threshold amount under the Plan.

Executive	Title	Company Performance	Individual/ Group Performance
Gregory Weishar	Chief Executive Officer	70%	30%
Michael J. Culotta	Executive Vice President & Chief Financial Officer	70%	30%
William Monast	Executive Vice President Sales and Client Relations	70%	30%
Robert McKay	Senior Vice President of Purchasing and Trade Relations	50%	50%
Thomas Caneris	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	50%	50%

The threshold performance level was set at 93.4% of the target performance (compared to 85% of target in 2009) and the maximum performance level was set at 109.1% of target performance (compared to 130% in 2009). We also decreased the payout level associated with threshold performance to 30% of the target payout (compared to 35% of the target payout in 2009). The changes were made to incent management to meet the target under the Plan in light of the challenges facing the industry in 2010.

The performance and payout levels for the adjusted EBITDA goal were as follows; with actual bonus amounts interpolated between the percentages set forth in the chart based on actual results if performance was above Threshold:

Performance Level	Threshold: $102.7 million	Target: $110 million	Maximum: $120 million
Payout Level	30% of Award Target	100% of Award Target	175% of Award Target

Individual goals were established at the beginning of 2010 and were tailored to reflect priorities for each executive for 2010. Individual goals related to factors such as increasing sales, minimizing bad debt expense, succession planning, account retention, cost control and other strategic initiatives.

The Company achieved adjusted EBITDA of $78.5 million for 2010, which was below threshold and resulted in no payout under the financial and individual components for the Named Executives.

For more information on the 2010 annual incentive opportunities for our Named Executives, please refer to the “Grants of Plan-Based Awards” section of this proxy statement at page 26.

No discretion was used in funding the bonus pool or in allocating the bonus pool.

Long-Term Incentives

The Company’s 2010 Long-Term Incentive Grants

In fiscal year 2010, the long-term component of our executive compensation program for each of our Named Executives consisted of a combination of stock options and performance share units. The Compensation Committee used stock options to focus the Company’s executives on stock price appreciation and used performance share units to focus executives on longer-term operating performance expected to drive long-term stockholder value creation. The long-term incentive awards were granted in the following amounts as a percentage of the long-term incentive target: 50% stock options and 50% performance share units to balance executive focus on long-term stock price appreciation and operating performance.

The long-term incentives for our Chief Executive Officer and Executive Vice Presidents is based 85% on the achievement of an adjusted EBITDA target and 15% on the achievement of a return on invested capital (“ROIC”) target. Adjusted EBITDA was selected as the performance measure for the 2010 performance share units to reinforce the importance of achievement of cost savings and earnings in the creation of long-term stockholder value. ROIC is used to increase the focus on the efficient use of capital. We believe the combination of adjusted EBITDA and ROIC ensures that executives consider the impact on margins and the cost of capital in executing strategies to fuel the Company’s profitable growth. The long-term incentives of Mr. McKay and Mr. Caneris are based solely on adjusted EBITDA as they do not have direct control over capital allocation decisions. For the 2010 performance share unit grants, performance will be measured based on 2012 adjusted EBITDA and ROIC performance. The adjusted EBITDA and ROIC performance objectives were set based on the Company’s longer-range plan, and at the time of grant were viewed to be challenging, but achievable.

Long-term target incentive opportunities are expressed as a percentage of base salary and vary among our Named Executives. In fiscal year 2010, Mr. Weishar, Mr. Culotta, Mr. Monast, Mr. Caneris and Mr. McKay were eligible for long-term target bonus opportunities (represented as a percentage of base salary) of 250%,

175%, 160%, 140% and 130% respectively. The actual performance share unit components of the long-term bonus awards for our Named Executives could range from 50% to 150% of the target award, depending upon performance relative to the predetermined adjusted EBITDA and/or ROIC goals.

In fiscal year 2011, the long-term component of our executive compensation program for each of our Named Executives will consist of a combination of stock options, restricted stock units and performance share units. Restricted stock units were introduced to bolster the retention features of the plan and further the goals of the Company’s stock ownership guidelines. The long-term incentive awards were granted in the following amounts as a percentage of the long-term incentive target: 35% stock options, 35% restricted stock units and 30% performance share units.

The 2008 Long-Term Incentive Plan

In fiscal year 2008, the long-term component of our executive compensation program for Messrs. Weishar, Culotta, Caneris and McKay consisted of a combination of stock options and performance share units and performance-based cash awards targeted at market median levels. The long-term incentive awards were granted in the following amounts as a percentage of the bonus target: 50% stock options, 25% performance share units and 25% performance-based cash awards. The Compensation Committee used adjusted EBITDA as of December 31, 2010 as the performance measurement for the 2008 long-term performance incentive.

The actual cash and performance share unit components of the long-term bonus awards for our Named Executive Officers could range from 0% to 200% of the target award, depending upon performance relative to the predetermined adjusted EBITDA goal. Threshold adjusted EBITDA was $125 million, Target adjusted EBITDA was $156.2 million and Maximum adjusted EBITDA was $195.3 million. As 2010 adjusted EBITDA was $78.5 million, there was no payout under the 2008 Long-term Incentive Plan.

Treatment of Equity Incentives in the Event of Change in Control

As provided in the Company’s Omnibus Incentive Plan or the award agreements related thereto, unvested equity awards granted to our Named Executives (with the exception of equity awards held by the CEO and Senior Vice President of Purchasing and Trade Relations) may automatically vest upon certain terminations of a Named Executive’s employment following a change in control. We believe that such a “double trigger” provision maintains the retention power of the compensation program following a change in control, and will encourage our executive officers to assess takeover bids objectively without regard to the potential impact on their job security. Unvested equity awards held by our CEO and Senior Vice President of Purchasing and Trade Relations automatically vest upon a change in control as provided under terms of their employment agreements, which were entered into prior to the development of our overall executive compensation program and the decision to provide for “double trigger” vesting with respect to our executive officers generally. Mr. Weishar’s new Employment Agreement provides for a “double trigger” for future grants and awards.

Stock Ownership Guidelines

We encourage our executive officers and other key employees to own stock in the Company. The Compensation Committee adopted stock ownership guidelines to align long-term interests of management with those of our stockholders and provide a continuing incentive to foster the Company’s success. The stock ownership guidelines became effective July 1, 2008 for certain key executive officers, including our Named Executives. Under the stock ownership guidelines, the CEO, Executive Vice Presidents, and Senior Vice Presidents are expected to own Company stock in the amount of 200%, 150%, and 100% of their annual base salary, respectively. A Named Executive has four years from the date of the adoption of the guidelines to accumulate the targeted ownership level. If the Named Executive joined the Company after the adoption of the guidelines, the Named Executive has fours years from his start date to accumulate the target ownership level. The following count towards meeting the stock ownership guidelines: all shares and vested options held and all unvested restricted shares and stock options that vest within sixty days of any date of determination. Shares are valued at fair market value and options are valued at the spread between the exercise price and the fair market value of the underlying shares. As of April 18, 2011, the value of the Named Executives’ ownership in the Company is as follows: Gregory Weishar—$4,550,112 (617% of 2010 base salary); William Monast—$120,700 (34% of 2010 base salary); Michael Culotta—$922,064 (218% of 2010 base salary); Robert McKay—$196,536 (76% of 2010 base salary); and Thomas Caneris—$110,392 (39% of 2010 base salary).

Policies with Respect to Speculation in the Company’s Securities

The Company, since its inception, has maintained a policy prohibiting speculative trading in the Company’s stock and the trading of derivative securities of the Company. Additionally, short sales and buying stock on margin or placing stock in margin accounts are also prohibited.

Benefits and Perquisites

Our Named Executives are eligible to participate in our 401(k) plan and certain payments are made on their behalf in connection with life insurance premiums. Otherwise, they receive the same health, life and disability benefits available to our employees generally. We do not offer a defined benefit pension plan or a supplemental executive retirement plan.

Voluntary Deferred Compensation Plan

Commencing in 2008, the Company offers certain management and highly compensated employees, including our Named Executives, the ability to elect to defer up to 50% of their base salary and up to 100% of such participant’s annual short-term incentive program cash bonus into a non-qualified deferred compensation plan. We believe the deferred compensation plan will serve to motivate and retain our executive officers by providing a tax-effective opportunity to save for their retirement and enable them to take a more active role in structuring the timing of certain compensation payments. Participant account balances are unsecured and the participants would be unsecured creditors of the Company if the Company became insolvent or was otherwise unable to pay the balances to the participants.

Employment Agreements

On September 30, 2010, the Company entered into an employment agreement with Mr. Weishar effective January 1, 2011 which superseded his agreement of January 14, 2007. The contract was revised to further align the agreement with contemporary “best practices”. These included:

•	Elimination of excise tax gross-up for change in control related payments

•	Adoption of “double trigger” equity vesting in the event of a change in control for future equity awards

•	Adoption of a clawback provision; and

•	Revised severance practices for involuntary termination without “cause” or voluntary termination with “good reason” in non-change in control situations

•	Reduced non-change in control severance multiple from 3X to 2X

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Conditioned severance payments and equity vesting on compliance with restrictive covenants (i.e., non-compete, non-solicitation, confidentiality and non-disparagement); severance payments and other benefits cease if CEO violates restrictive covenants

•	Changed timing of severance from lump sum to installment payments over a 24-month period as a means to enforce restrictive covenants

Our Board based upon the recommendation of our Compensation Committee, approved the Company entering into employment agreements with our remaining Named Executives at time of hire. We did not enter into any new agreements or materially modify existing agreements with our remaining Named Executives during 2010 or to date in 2011.

The purpose of these agreements is to attract and retain each of these individuals given their experience and qualifications to serve the Company in their respective capacities. In addition to providing for compensation opportunities described above and in the following tables and narratives, the employment agreements provide our Named Executives with benefits upon certain terminations of employment. The employment agreements also contain change in control benefits for our Named Executives to encourage them to remain focused on their work responsibilities during the uncertainty that accompanies a change in control and to provide benefits for a period of time after termination of employment following a change in control. The employment agreements contain post-employment non-competition and non-solicitation agreements for a period of twenty-four months for Mr. Weishar and Mr. McKay and eighteen months for Mr. Monast, Mr. Culotta and Mr. Caneris following the date of termination. The Company believes these agreements are an appropriate method of protecting the Company’s business and investment in human capital. The severance levels and benefits were determined through negotiations with the executives. The employment agreements of each of Messrs Culotta and Caneris contain provisions for tax gross-ups under section 280G of the Internal Revenue Service Code (“Code”) necessary to make the executives whole in the case that excise taxes are imposed on the executives as a result of a change in control. The gross-up payments do not provide for payment of ordinary income taxes on amounts that would otherwise be payable by the executives in the absence of the excise taxes. For a description of the material terms of the employment agreements with each of our Named Executives, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan—Based Awards Table” below. Compensation that could potentially be paid to our Named Executives pursuant to the employment agreements upon a change in control is described below in “Potential Payments upon Termination or Change in Control.”

Tax Deductibility of Compensation

Section 162(m) of the Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1.0 million to the CEO and the other Named Executives, other than the Principal Financial Officer, if certain conditions are not fully satisfied. To the extent practicable, we have preserved deductibility of compensation paid to our executive officers. However, the Compensation Committee believes that maintaining flexible compensation programs that attract highly-qualified executives is important, and may, if appropriate, award compensation that is not fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management.

2.	Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders filed with the Securities and Exchange Commission.

The Compensation Committee

Daniel N. Mendelson, Chairman

Thomas P. Mac Mahon

Marjorie W. Dorr

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Gregory Weishar	2010	$736,174	$—	$913,189	$912,424	$—	$17,989	$2,579,776
Chief Executive Officer	2009	$756,708	$1,000,000	$1,425,619	$724,072	$718,657	$20,411	$4,645,467
	2008	$717,042	$—	$351,830	$390,598	$745,019	$9,238	$2,213,727

Michael Culotta	2010	$422,086	$—	$366,514	$366,201	$—	$13,905	$1,168,706
Executive Vice President and Chief Financial Officer	2009	$433,866	$—	$718,300	$363,268	$327,188	$15,161	$1,857,783
	2008	$412,116	$—	$178,180	$197,812	$320,380	$215,729	$1,324,217

William Monast (5)	2010	$352,690	$—	$280,009	$279,763	$—	$6,433	$918,895
Executive Vice President of Sales and Client Management	2009	$242,309	$80,000	$279,995	$280,235	$159,513	$186,036	$1,228,088

Robert McKay	2010	$257,642	$—	$166,190	$166,049	$—	$10,639	$600,520
Senior Vice President of Purchasing and Trade Relations	2009	$264,824	$—	$327,679	$164,709	$140,495	$9,257	$906,964
	2008	$252,304	$—	$81,540	$90,454	$140,965	$87,098	$652,361

Thomas Caneris	2010	$275,093	$—	$196,701	$196,523	$—	$10,359	$678,676
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	2009	$264,586	$—	$352,235	$177,219	$156,143	$13,826	$964,009
	2008	$252,129	$—	$87,580	$97,764	$140,838	$142,151	$720,462

(1)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011. For 2010 and 2009, stock awards are made up of restricted stock unit awards and performance share unit awards as follows:

Name and Principal Position	Year	Restricted Stock Units	Performance Share Units
Gregory Weishar	2010	$—	$913,189
	2009	$702,293	$723,326
Michael Culotta	2010	$—	$366,514
	2009	$355,416	$362,884
William Monast	2010	$—	$280,009
	2009	$—	$279,995
Robert McKay	2010	$—	$166,190
	2009	$163,145	$164,534
Thomas Caneris	2010	$—	$196,701
	2009	$175,193	$177,042

For performance share unit awards that are subject to performance conditions, the reported amount is the value at the grant date based upon the probable outcome of such conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The table below lists the value of the performance share unit awards at the grant date assuming that the highest level of performance conditions will be achieved:

Name and Principal Position	Year	Performance Share Units – Value Assuming Highest Level of Performance
Gregory Weishar	2010	$1,369,784
	2009	$1,446,652
Michael Culotta	2010	$549,771
	2009	$725,768
William Monast	2010	$420,014
	2009	$559,990
Robert McKay	2010	$249,286
	2009	$329,068
Thomas Caneris	2010	$295,052
	2009	$355,084

(2)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011.

(3)	These amounts represent amounts earned under the Company’s short-term incentive plan for the fiscal years ended December 31, 2010, 2009 and 2008. Named Executive Officers had to be employed with the Company on the date of payout to earn the bonuses under the 2009 and 2008 short-term incentive plans. The Company did not meet its threshold performance target and, therefore, there was no payment under the 2010 short-term incentive plan.

(4)	The amounts in this column include the Company’s contributions for the respective periods for the benefit of the Named Executive Officers to the Company’s 401(k) Plan, the taxable value of life insurance premiums, and perquisites (relocation expense reimbursements) as follows:

Name and Principal Position	Year	401(k) Matching	Life Insurance Premiums	Perquisites	Total
Gregory Weishar	2010	$10,643	$7,346	$—	$17,989
	2009	$13,138	$7,273	$—	$20,411
Michael Culotta	2010	$9,800	$4,105	$—	$13,905
	2009	$12,990	$2,171	$—	$15,161
William Monast (6)	2010	$4,622	$1,811	$—	$6,433
	2009	$—	$1,048	$184,988	$186,036
Robert McKay	2010	$9,800	$839	$—	$10,639
	2009	$8,427	$830	$—	$9,257
Thomas Caneris	2010	$9,453	$906	$—	$10,359
	2009	$9,547	$828	$3,451	$13,826

(5)	For 2009, Mr. Monast’s base salary was $350,000 under the terms of his employment agreement. The amount of $242,309 reflects Mr. Monast’s salary from his date of hire on April 20, 2009 through December 31, 2009.

(6)	For 2009, Mr. Monast’s perquisites reflect reimbursement of relocation costs.

Grants of Plan-Based Awards in 2010

The following table sets forth certain information concerning grants of awards to the Named Executive Officers pursuant to the Omnibus Incentive Plan in the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Share of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Gregory Weishar
Short-term Incentive	3/16/2010	$276,699	$922,329	$1,614,077	—	—	—	—	—	$—	$—
Long-term Incentive	3/16/2010	$—	$—	$—	24,708	49,415	74,123	—	—	$—	$913,189
Long-term Incentive	3/16/2010	$—	$—	$—	—	—	—	—	155,836	$18.48	$912,424

Michael Culotta
Short-term Incentive	3/16/2010	$50,766	$338,441	$592,272	—	—	—	—	—	$—	$—
Long-term Incentive	3/16/2010	$—	$—	$—	9,917	19,833	29,750	—	—	$—	$366,514
Long-term Incentive	3/16/2010	$—	$—	$—	—	—	—	—	62,545	$18.48	$366,201

William Monast
Short-term Incentive	3/16/2010	$79,537	$265,122	$463,964	—	—	—	—	—	$—	$—
Long-term Incentive	3/16/2010	$—	$—	$—	7,576	15,152	22,728	—	—	$—	$280,009
Long-term Incentive	3/16/2010	$—	$—	$—	—	—	—	—	47,782	$18.48	$279,763

Robert McKay
Short-term Incentive	3/16/2010	$50,361	$167,851	$293,739	—	—	—	—	—	$—	$—
Long-term Incentive	3/16/2010	$—	$—	$—	4,497	8,993	13,490	—	—	$—	$166,190
Long-term Incentive	3/16/2010	$—	$—	$—	—	—	—	—	28,360	$18.48	$166,049

Thomas Caneris
Short-term Incentive	3/16/2010	$59,007	$196,691	$344,209	—	—	—	—	—	$—	$—
Long-term Incentive	3/16/2010	$—	$—	$—	5,322	10,644	15,966	—	—	$—	$196,701
Long-term Incentive	3/16/2010	$—	$—	$—	—	—	—	—	33,565	$18.48	$196,523

(1)	The amounts in the table represent the estimated possible payouts of cash awards under the formula-based and individual-based component of the Company’s 2010 short-term incentive program which is tied to the Company’s financial performance and group/individual performance. The Company’s 2010 short-term incentive program is more fully described in the “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table” section below. The performance cycle for the 2010 short-term incentive program began on January 1, 2010 and ended on December 31, 2010. The Company did not meet its performance target under the Company’s 2010 short-term incentive program and, therefore, the Named Executive Officers did not receive payments under the Company’s 2010 short-term incentive program.

(2)	The amounts in the table represent the estimated possible payouts of performance share unit awards under the Company’s 2010 long-term incentive program which is tied to the Company’s financial performance. The Company’s 2010 long-term incentive program is more fully described in the “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table” section below. The performance cycle for the performance share unit awards granted March 16, 2010 commenced on January 1, 2010 and ends on December 31, 2012.

(3)	All option awards are options to purchase shares of the Company’s common stock and were granted under the Company’s 2010 long-term incentive program. Option awards granted to Named Executive Officers will vest annually on the anniversary of the date of grant in increments of twenty-five percent each year and expire on the 7th anniversary of the grant date.

(4)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. For awards that are subject to performance conditions, the reported amount is the value at the grant date based upon the probable outcome of such conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2009, all of our Named Executive Officers were employed pursuant to employment agreements with the Company. Additional provisions of the employment agreements are set forth in the Compensation Discussion and Analysis.

Employment Agreement with Mr. Weishar

On September 30, 2010, the Company entered into an employment agreement with Mr. Weishar, our Chief Executive Officer, effective January 1, 2011, which superseded the previous employment agreement setting forth the terms and conditions of Mr. Weishar’s employment entered into as of January 14, 2007, as amended. The original term of the agreement ends on December 31, 2013. The agreement automatically renews annually unless either Mr. Weishar or the Company give notice of non-renewal to the other at least 120 days prior to the expiration of the relevant period. The employment agreement provides that Mr. Weishar receives a minimum base salary of $750,000 and is eligible to receive a performance-based annual cash bonus with a target payment equal to 125% of his annual base salary to the extent that the quantitative performance objectives established annually by the Board or the Compensation Committee are met.

The type of compensation due Mr. Weishar in the event of the termination of his employment agreement with the Company varies depending on the nature of the termination.

Termination without Cause or Resignation for Good Reason—If we terminate Mr. Weishar’s employment without Cause or he terminates his employment with Good Reason (as such terms are defined below), he will be entitled to receive:

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a lump-sum cash payment equal to the sum of (i) any earned but unpaid base salary through the date of termination, (ii) any expense reimbursement payments then due, (iii) an amount in respect of any earned but unused paid time off through the date of termination (with the value of unused paid time off being equal to his then annual base salary divided by 250) (such benefits, the “Accrued Benefits”), plus a the lesser of his annual target bonus or his maximum award earned under the Compensation Committee resolutions that establish the negative discretion approach under the 2007 Omnibus Incentive Plan (based on actual performance during the entire year and without regard to discretionary adjustments), pro rated through the date of termination and payable on the date annual bonuses for the year of termination are payable to other senior executives; and

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in the event a change in control has occurred within 12 months prior to the termination date, a lump-sum cash payment equal to three times the sum of his then annual base salary and annual target bonus for the calendar year in which termination occurs; or

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in the event a change in control has not occurred within 12 months prior to the termination date, an amount equal to two times the sum of his then annual base salary and target bonus for the calendar year in which termination occurs, payable in equal monthly installments over the 24-month period following the termination date. However, if a change in control occurs after the termination date, the total amount of any unpaid installments shall be paid as a lump-sum cash payment on the date of the change in control. Additionally, if a change in control occurs after the termination date and either the Company gives written notice to Mr. Weishar of his termination after the Company has entered into a definitive agreement for one or more transactions that would result in a change in control, or the change in control occurs within 6 months after the termination date and Mr. Weishar’s termination occurred at the request of a third party who had taken steps reasonably calculated to effect a change in control, then the Company will pay Mr. Weishar an additional lump-sum cash payment on the date of the change in control equal to the sum of his annual base salary as of the termination date and annual target bonus for the calendar year in which the termination date occurs.

In addition to the foregoing cash payments:

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with respect to (i) compensatory stock options, compensatory restricted stock awards, performance-based equity awards and other equity based awards granted prior to January 1, 2011, and to the extent such awards would have vested, had their restrictions lapse or become exercisable prior to the third anniversary of the termination date, and (ii) compensatory stock options, compensatory restricted stock awards, performance-based equity awards and other equity based awards granted after January 1, 2011, such awards shall vest and have their restrictions lapse in connection with Mr. Weishar’s termination of employment as of the termination date (except with respect to performance-based equity awards which shall vest as of the end of the applicable performance period). Performance-based equity awards will only vest to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants). Compensatory stock options shall remain exercisable until the earliest of a change in control upon which all other compensatory stock options or similar awards cease to be exercisable, the second anniversary of the termination date or the expiration of their maximum stated term; and

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coverage for a period of 24 months under the Company’s welfare benefit plans at Mr. Weishar’s expense, provided that for such 24 month period, the Company shall make payments to Mr. Weishar on a monthly basis equal to the after-tax cost of coverage for such plans.

“Cause” is defined as Mr. Weishar’s conviction of, or plea of guilty or nolo contendere to, a felony; his commission of intentional acts of gross misconduct (including, without limitation, theft, fraud, embezzlement or dishonesty) that significantly impair the business of the Company or cause significant damage to its property, reputation or business; his willful refusal to perform, or willful failure to use good faith efforts to perform, material duties that remain uncured for 14 days following written request from the Board for cure; his willful and material breach of any material provision of the Company’s code of ethics, or of any other material policy governing the conduct of its employees generally, that remains uncured for 14 days following written request from the Board for cure; or his willful and material breach of the employment agreement that remains uncured for 14 days following written request from the Board for cure.

“Good Reason” is defined as any material diminution in Mr. Weishar’s authorities, titles or offices, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to the chief executive officer of a Company of the size and nature of the Company (other than a failure to be re-elected to the Board following nomination for election); any change in the reporting structure such that he reports to someone other than the Board; any relocation of the Company’s principal office, or of his principal place of employment to a location more than 50 miles the existing principal office or principal place of employment; any material breach by the Company, or any of its affiliates, of any material obligation to Mr. Weishar under his employment agreement; or any failure of the Company to obtain the assumption in writing of its obligations to perform the employment agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction; in each case that either has not been consented to by Mr. Weishar or is not fully cured within 30 days after written notice to the Company requesting cure.

Termination for Death or Disability—If Mr. Weishar’s employment is terminated due to his death or disability (defined as his inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this agreement for 180 days out of any 270 consecutive days), he (or his successors-in-interest) shall receive a lump-sum cash payment equal to the Accrued Benefits plus his annual target bonus for the calendar year in which termination occurs. In addition to the foregoing cash payment:

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with respect to compensatory stock options, compensatory restricted stock awards, performance-based equity awards and other equity based awards, to the extent such awards would have vested, had their restrictions lapse or become exercisable prior to the first anniversary of the termination date, such awards shall vest and have their restrictions lapse in connection with Mr. Weishar’s termination of employment as of the termination date. Compensatory stock options shall remain exercisable until the earliest of a change in control upon which all other compensatory stock options or similar awards cease to be exercisable, the first anniversary of the termination date or the expiration of their maximum stated term; and

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coverage for a period of 12 months under the Company’s welfare benefit plans at Mr. Weishar’s expense, provided that for such 12 month period, the Company shall make payments to Mr. Weishar on a monthly basis equal to the after-tax cost of coverage for such plans.

Termination Due to Non-Renewal of Employment Agreement or Other Terminations—If Mr. Weishar’s employment is terminated because of the expiration of its term due to notice of non-renewal or for any other reason (including voluntary resignation), he will be entitled to receive a lump-sum cash payment equal to the Accrued Benefits. In addition to the foregoing cash payment:

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in the case Mr. Weishar’s employment is terminated in connection with of the expiration of the agreement’s term due to notice of non-renewal by the Company, with respect to compensatory stock options, compensatory restricted stock awards, performance-based equity awards and other equity based awards, to the extent such awards would have vested, had their restrictions lapse or become exercisable prior to the second anniversary of the termination date, such awards shall vest and have their restrictions lapse in connection with Mr. Weishar’s termination of employment as of the termination date (except with respect to performance-based equity awards which shall vest as of the end of the applicable performance period). Compensatory stock options shall remain exercisable until the earliest of a change in control upon which all other compensatory stock options or similar awards cease to be exercisable, the second anniversary of the termination date or the expiration of their maximum stated term; and

•

in the case of Mr. Weishar’s employment is terminated in connection with of the expiration of the agreement’s term due to his notice of non-renewal, with respect to compensatory stock options, compensatory restricted stock awards, performance-based equity awards and other equity based awards, to the extent such awards would have vested, had their restrictions lapse or become exercisable prior to the first anniversary of the termination date, such awards shall vest and have their restrictions lapse in connection with Mr. Weishar’s termination of employment as of the termination date (except with respect to performance-based equity awards which shall vest as of the end of the applicable performance period). Compensatory stock options shall remain exercisable until the earliest of a change in control upon which all other compensatory stock options or similar awards cease to be exercisable, the first anniversary of the termination date or the expiration of their maximum stated term.

Change in Control—In the event of the termination of Mr. Weishar’s employment within 24 months after a change in control, either by the Company without Cause of due to his resignation with Good Reason, with respect to compensatory stock options, compensatory restricted stock awards, performance-based equity awards and other equity based awards, such awards shall vest and have their restrictions lapse in connection with Mr. Weishar’s termination of employment as of the termination date. Performance-based equity awards will vest with respect to the target number of shares subject to the award. Compensatory stock options shall remain exercisable until the earliest the second anniversary of the termination date or the expiration of their maximum stated term. To the extent any award described in the preceding sentence is not assumed, converted or continued by the successor company (or, if applicable, the Company), then such awards shall vest and have their restrictions lapse immediately prior to the change of control, rather than as of the termination date. Change in control is defined as:

•

any person or group acquires stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

•

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination either: (i) more than 50% of the total fair market value of the stock of the corporation resulting from such Business Combination (the “Surviving Corporation”) or the ultimate parent corporation of the Surviving Corporation (the “Parent Corporation”) is represented by stock of the Company that was outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares of the Surviving Corporation or Parent Corporation into which stock of the Company was converted pursuant to such Business Combination) or (ii) 50% or more of the total voting power of Surviving Corporation or Parent Corporation is represented by stock of the Company that was outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares of the Surviving Corporation or Parent Corporation into which stock of the Company was converted pursuant to such Business Combination);

•

during any twelve (12) month period a majority of the individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) are replaced, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; or

•

any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions (for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); provided, however that no change in control shall be deemed to occur as a result of a transfer to:

•	a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

•	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

•	a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

•	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described above.

Effect of Golden Parachute Tax—If the aggregate of payments, awards, benefits and distributions (or any acceleration of any payments, awards, benefits or distributions) due to Mr. Weishar under the employment agreement or under any other plan, program, agreement or arrangement of the Company (or of any of its affiliated entities) or any entity which effectuates a change in control (or any of its affiliated entities) (the “280G benefits”), would, if received by him in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code, and the payment the 280G benefits net federal, state and local taxes and excise taxes under Section 4999 of the Code would exceed $1.00 less than three times Mr. Weishar’s “base amount” (as defined under Section 280G), then such payments, benefits and distributions shall be reduced pro rata or eliminated to the extent necessary to ensure that such amounts do not constitute parachute payments. Such payments, benefits and distributions shall be reduced or eliminated in the following order: first, the elimination of cash benefits (other than cash benefits relating to the acceleration of equity awards) which do not constitute “deferred compensation” under Section 409A of the Code, then all other benefits (other than cash benefits relating to the acceleration of equity awards). To the extent the 280G benefits would not exceed $1.00 less than three times Mr. Weishar’s “base amount,” then they shall not be reduced or eliminated.

If it is established that 280G benefits have been made or provided for Mr. Weishar’s benefit by the Company in excess of such limitations, Mr. Weishar shall repay such excess amount to the Company on demand, together with interest on such amount . In the event 280G benefits were not made by the Company should have been made, then the Company shall pay him an amount equal to such underpayment, together with interest on such amount.

Non-Competition—Mr. Weishar agreed that during his employment and for a two-year period following the termination of his employment that he will not, for himself or on behalf of any other person or entity, directly or indirectly, engage in, acquire any significant financial or beneficial interest in, be employed by, participate materially in, own, manage, operate or control or be materially connected with, in any relevant manner any entity that competes materially with the business of the Company (considering only business conducted by the Company during the term of the employment agreement, or being actively planned by the Company as of the date of his termination) in the United States of America.

Non-Solicitation—Furthermore, Mr. Weishar agreed that during his employment with the Company and for a one-year period following the termination of his employment that he will not personally (i) other than in the course of performing his duties for the Company or its affiliates, directly or indirectly, for his own account or for the account of any other person, solicit for employment, hire, or otherwise interfere with the relationship of the Company with, any person who is an employee of, or a consultant to, the Company at the time of solicitation, hiring or interference, or (ii) in competition with the Company, directly or indirectly, individually or on behalf of other persons solicit or seek to do business with any entity which, as of the earlier of the date of termination of his employment or the date of solicitation, was a customer or a client of the Company or was, to his knowledge, being actively solicited by the Company to be a customer or client of the Company.

Confidentiality—Mr. Weishar also agreed to certain confidentiality provisions in his employment agreement.

Employment Agreements with other Named Executive Officers

On July 11, 2007, we entered into an employment agreement with Mr. Culotta that became effective on August 1, 2007, the first day of business operations of the Company. On July 31, 2007 we entered into an employment agreement with Mr. McKay, on August 7, 2007 we entered into an employment agreement with Mr. Caneris, and on April 20, 2009 we entered into an employment agreement with Mr. Monast. (Mr. Culotta, Mr. McKay, Mr. Caneris and Mr. Monast are collectively referred to in this section as the “Executive Officers”). The agreements of Mssrs. Culotta, Caneris and Monast provide for an indefinite term of employment, subject to certain terminations of employment described in more detail below (the “Employment Period”). The agreement of Mr. McKay provides for a term ending on December 31, 2011, subject to automatic renewal absent cancellation on 120 days prior written notice by the Company or Mr. McKay.

Pursuant to the terms of the employment agreements Mr. Culotta, Mr. McKay, Mr. Caneris and Mr. Monast receive a minimum base salary of $405,000, $250,000, $250,000 and $350,000 respectively, which is reviewed annually by our Compensation Committee and/or our Chief Executive Officer. During the Employment Period, each of the Executive Officers are eligible to (i) participate in any short-term and long-term incentive programs established or maintained by the Company for senior level executives generally, (ii) participate in all incentive, savings and retirement plans and programs of the Company to at least the same extent as other senior executives of the Company, (iii) participate, along with their dependents, in all welfare benefit plans and programs provided by the Company to at least the same extent as other senior executives of the Company, and (iv) four weeks of paid vacation per calendar year.

The type of compensation due to each of the Executive Officers in the event of the termination of his Employment Period varies depending on the nature of the termination.

Termination without Cause or Resignation for Good Reason—If, during the Employment Period, we terminate an Executive Officer’s employment without Cause or he terminates his employment with Good Reason (as such terms are defined below), such Executive Officer will be entitled to receive:

•

A lump-sum cash payment equal to (i) the Executive Officer’s base salary through the date of termination that has not yet been paid, (ii) a pro rata bonus for the calendar year of termination, to be determined using the Executive Officer’s 100% target bonus, (iii) any accrued but unpaid vacation pay, and (iv) any other unpaid items that have accrued and to which the Executive Officer has become entitled as of the date of termination (collectively referred to herein as the “Accrued Obligations”); and

•

(i) Continued payment for 18 months of the Executive Officer’s then current base salary and (ii) a bonus equal to the average of the annual bonuses earned by the Executive Officer over the three complete years prior to the date of termination (or, if less than three years, the average bonus earned during such shorter period).

In addition to the foregoing cash payments:

•

For the 18 month period following the date of termination, each Executive Officer will be entitled to receive a waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive Officer, his spouse and eligible dependents, for health, prescription, dental and vision benefits; provided that to the extent COBRA continuation coverage eligibility expires before the end of such period, the Executive Officer will receive payment, on an after-tax basis, of an amount equal to such premium. The Company’s obligations to provide such benefits will cease upon the date of commencement of eligibility of the Executive Officer under the group health plan of any other employer or the date of commencement of eligibility of the Executive Officer for Medicare benefits;

•	Each Executive Officer will be entitled to receive executive level outplacement assistance under any outplacement assistance program of the Company then in effect; and

•	Each outstanding option, restricted stock or other equity award held by the Executive Officer shall become vested to the extent provided for under the terms governing such equity incentive award.

The Company’s obligation to provide any of the payments described above, to the extent not accrued as of the date of termination, will be conditioned upon the receipt from the Executive Officer of a valid release of claims against the Company. In addition, to the extent any of the foregoing payments, compensation or other benefits is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive Officer is a specified employee for purposes of Section 409A, such payment, compensation or other benefit will not be paid or provided to the Executive Officer prior to the day that is six (6) months plus one (1) day after the date of termination.

“Cause” is generally defined in each of the employment agreements as the Executive Officer’s (i) continued failure to substantially perform his duties over a period of not less than 30 days after a demand for substantial performance is delivered by our Board or Chief Executive Officer, (ii) willful misconduct materially and demonstrably injurious to the Company, (iii) commission of or indictment for a misdemeanor which, as determined in good faith by our Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company, (iv) commission of or indictment for a felony, or (v) material breach of his obligations under the employment agreement.

“Good Reason” is generally defined in each of the employment agreements as (i) any reduction in the Executive Officer’s base salary, incentive bonus opportunity or long-term incentive opportunity, other than reductions applicable to all members of senior management or (ii) material failure by the Company to comply with certain provisions of the employment agreement relating to the Executive Officer’s position and duties and compensation, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is cured by the Company within 30 days of receipt of written notice thereof from the Executive Officer. In general, the Company will have 20 days to cure any conduct that gives rise to Good Reason.

Termination for Death or Disability—If an Executive Officer’s employment is terminated due to his or her death or disability (defined as a condition entitling the Executive Officer to benefits under the Company’s long-term disability plan), the Company shall pay to the Executive Officer (his or her estate), the Accrued Obligations. In addition, each outstanding option, restricted stock or other equity award held by the Executive Officer shall become vested.

Termination for Cause or Resignation other than for Good Reason—If an Executive Officer’s employment is terminated by us for Cause or by the Executive Officer for other than Good Reason, the Company shall pay to the Executive Officer the Executive Officer’s base salary through the date of termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay and unreimbursed employee business expenses.

Change in Control—The employment agreements of Mr. Culotta, Mr. Monast and Mr. Caneris have change in control provisions that formalize their severance benefits if they are terminated under the circumstances discussed below after a change in control of the Company. The Employment Agreements of Mr. Culotta, Mr. Monast and Mr. Caneris do not entitle these officers to any additional payments or benefits solely upon the occurrence of a change in control. However, if, within one year following a change in control, their employment is terminated (i) by the Company or the officer following the occurrence of (A) a reduction in the officer’s base salary other than a reduction that is based on the Company’s financial performance or a reduction similar to the reduction made to the salaries provided to all or most other senior executives of the Company, (B) a significant change in the officer’s responsibilities and/or duties which constitute a demotion, (C) a material loss of title or office, or (D) a relocation of the officer’s principal place of employment of more than 50 miles, or (ii) by the Company without Cause (an event described in (i-ii) being a “CIC Termination”), the officer will be entitled to the same payments and benefits he or she would have received upon a termination without Cause or resignation for Good Reason, as described above. Mr. McKay’s Employment Agreement provides for immediate vesting of any outstanding options, restricted stock or other equity incentive award upon a change in control of the Company. In the event of a CIC Termination, Mr. McKay will be entitled to the same payments and benefits he would have received upon a termination without Cause or resignation for good reason. In addition, subject to the officer’s execution of a written release of claims against the Company, the officer will become vested in any outstanding options, restricted stock, or other equity incentive awards outstanding as of the date of such termination.

Change in Control means:

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquiring 40% or more of our common stock;

•	a majority of our directors being replaced under certain circumstances;

•

a merger or consolidation of the Company with any other Company (other than a merger or consolidation where the outstanding voting securities of the Company immediately prior to such an event continue to represent more than 40% of the combined voting power after such event or a merger or consolidation); and

•	approval by our stockholders to liquidate or dissolve the Company or to sell all or substantially all of the Company’s assets in certain circumstances.

In the event that any payments made and/or benefits provided to Mr. Culotta, Mr. Caneris and Mr. McKay in connection with a change in control pursuant to the employment agreement or any other agreement, plan or arrangement (the “Change in Control Payments”) are determined to constitute a parachute payment (as such term is defined in Section 280G(b)(2) of the Code) and exceed the amount which can be deducted by us under Section 280G of the Code by (i) less than 10% of the aggregate value of the Change in Control Payment, then the Change in Control Payment shall be reduced to the maximum amount which can be deducted by us or (ii) more than 10% of the aggregate value of the Change in Control Payment, then we shall pay to the Executive Officer an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the excise tax imposed under Section 4999 of the Code on the Change in Control Payment. The determination of whether any payment or benefit constitutes a parachute payment and, if so, the amount to be paid to the officer and the time of payment shall be made by a nationally-recognized independent accounting firm selected and paid for by us.

Each of Mr. Culotta, Mr. McKay, Mr. Caneris and Mr. Monast have also agreed to certain confidentiality, non-competition and non-solicitation provisions in their respective employment agreements.

2010 Annual Cash Incentives—Mr. Weishar

Pursuant to the Company’s 2010 short-term incentive program, the incentive opportunity for Mr. Weishar was based upon on an incentive formula tied to our adjusted EBITDA which is equal to our earnings before interest, taxes, integration, merger and acquisition related costs and other related charges, depreciation and amortization expense, impairment charges of intangibles, and other accounting principle changes. Adjusted EBITDA was selected as the objective performance criterion because it is critical to focus our Named Executive Officers on earnings and the achievement of cost savings.

Mr. Weishar’s incentive formula was 2% of adjusted EBITDA for 2010, provided that adjusted EBITDA was at least $102.7 million for the year (but in no event could the incentive exceed $2 million). The Compensation Committee had the authority to reduce the annual amount payable under the EBITDA incentive formula based on its assessment of financial goals (e.g., adjusted EBITDA) and his individual performance.

2010 Annual Bonus Program

Pursuant to the Company’s 2010 short-term incentive program, our Named Executive Officers had the opportunity to earn annual cash incentives for meeting annual performance goals. In 2010, the incentives were based upon the Company achieving adjusted EBITDA goals. For 2010, $110.0 million of adjusted EBITDA was set as the target for the payment of bonuses. Adjusted EBITDA goals for threshold and maximum bonuses were $102.7 and $120.0 million, respectively.

Target bonus opportunities were expressed as a percentage of base salary and vary among our Named Executive Officers. Mr. Weishar’s target annual bonus is equal to 125% of his base salary. In fiscal year 2010, Mr. Culotta, Mr. Monast, Mr. Caneris and Mr. McKay were eligible for annual target bonus opportunities (represented as a percentage of base salary) of 80%, 75%, 70% and 65% respectively.

The Company achieved adjusted EBITDA of $78.5 million for the fiscal year ended December 31, 2010, therefore, no bonuses were paid to the Named Executive Officers.

2010 Long-Term Incentive Program

Pursuant to the Company’s 2010 long-term incentive program (the “2010 LTIP”), our Named Executive Officers are eligible to receive stock options and performance share unit awards based on pre-established performance objectives and goals. The 2010 LTIP performance criteria for the Chief Executive Officer and Executive Vice Presidents is based 85% on an adjusted EBITDA target and 15% on a ROIC target. For all other Named Executive Officers, an adjusted EBITDA target accounts for 100% of the performance criteria. The 2010 LTIP performance cycle began on January 1, 2010 and ends on December 31, 2012.

2010 LTIP awards were granted to our Named Executive Officers in the following amounts as a percentage of the bonus target: 50% non performance-based stock options and 50% performance share units. On March 16, 2010, the Compensation Committee awarded non performance-based stock options under the 2010 LTIP in the following amounts to the following Named Executive Officers: Mr. Weishar, 155,836; Mr. Culotta, 62,545; Mr. Monast, 47,782; Mr. McKay, 28,360; and Mr. Caneris, 33,565.

Outstanding Equity Awards at December 31, 2010

The following table sets forth certain information regarding equity-based awards of the Company held by the Named Executive Officers as of December 31, 2010.

	Options Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable (2)
Gregory Weishar	300,553	—	—	$16.31	8/7/2014	—		$—	—		$—
	42,750	42,750	—	$15.10	3/10/2015	—		$—	—		$—
	41,666	124,998	—	$14.89	3/3/2016	—		$—	48,578	(4)	$556,218
	—	—	—	$—	—	23,317	(3)	$266,980	—		$—
	—	155,836	—	$18.48	3/16/2017	—		$—	49,415	(5)	$565,802
Michael Culotta	153,736	51,246	—	$16.31	8/7/2014	—		$—	—		$—
	21,650	21,650	—	$15.10	3/10/2015	—		$—	—		$—
	20,903	62,712	—	$14.89	3/3/2016	—		$—	24,371	(4)	$279,048
	—	—	—	$—	—	11,800	(3)	$135,110	—		$—
	—	62,545	—	$18.48	3/16/2017	—		$—	19,833	(5)	$227,088
William Monast	14,170	42,512	—	$17.05	4/20/2016	—		$—	16,422	(4)	$188,032
	—	47,782	—	$18.48	3/16/2017	—		$—	15,152	(5)	$173,490
Robert McKay	46,995	15,666	—	$16.31	8/7/2014
	9,900	9,900	—	$15.10	3/10/2015	—		$—	—		$—
	9,478	28,434	—	$14.89	3/3/2016	—		$—	11,050	(4)	$126,523
	—	—	—	$—	—	5,417	(3)	$62,025	—		$—
	—	28,360	—	$18.48	3/16/2017	—		$—	8,993	(5)	$102,970
Thomas Caneris	50,610	16,871	—	$16.75	8/21/2014	—		$—	—		$—
	10,700	10,700	—	$15.10	3/10/2015	—		$—	—		$—
	10,197	30,594	—	$14.89	3/3/2016	—		$—	11,890	(4)	$136,141
	—	—	—	$—	—	5,817	(3)	$66,605	—		$—
	—	33,565	—	$18.48	3/16/2017	—		$—	10,644	(5)	$121,874

(1)	All options are to purchase shares of the Company’s common stock.

(2)	The unvested options held by the following Named Executive Officers as of December 31, 2010 will vest as follows:

Vesting Date	Mr. Weishar	Mr. Culotta	Mr. Monast	Mr. McKay	Mr. Caneris
3/3/2011	41,666	20,903		9,478	10,197
3/10/2011	21,375	10,825		4,950	5,350
3/16/2011	38,959	15,637	11,947	7,090	8,392
4/20/2011			14,171
8/7/2011		51,246		15,666
8/21/2011					16,871
3/3/2012	41,666	20,903		9,478	10,197
3/10/2012	21,375	10,825		4,950	5,350
3/16/2012	38,959	15,636	11,945	7,090	8,391
4/20/2012			14,170
3/3/2013	41,666	20,906		9,478	10,200
3/16/2013	38,959	15,636	11,945	7,090	8,391
4/20/2013			14,171
3/16/2014	38,959	15,636	11,945	7,090	8,391

(3)	The unvested shares of stock will vest on November 17, 2011.

(4)	The unearned shares of performance share units held by Mr. Weishar, Mr. Culotta, Mr. Monast, Mr. McKay, and Mr. Caneris will be earned on December 31, 2011 upon achievement of certain performance targets, provided that Mr. Weishar, Mr. Culotta, Mr. Monast, Mr. McKay, and Mr. Caneris are respectively employed with the Company on the payout date in 2012.

(5)	The unearned shares of performance share units held by Mr. Weishar, Mr. Culotta, Mr. McKay, and Mr. Caneris will be earned on December 31, 2012 upon achievement of certain performance targets, provided that Mr. Weishar, Mr. Culotta, Mr. McKay, and Mr. Caneris are respectively employed with the Company on the payout date in 2013.

Option Exercises and Stock Vested in 2010

The following table sets forth information regarding each exercise of stock options and all vesting of stock during the year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gregory Weishar	—	$—	79,670	$903,361
Michael Culotta	—	$—	44,393	$410,926
William Monast	—	$—	—	—
Robert McKay	—	$—	15,379	$145,637
Thomas Caneris	—	$—	16,546	$142,390

Non-Qualified Deferred Compensation Table—Fiscal Year 2010

Name	Executive Contributions in Last Fiscal Year (1)	Registrant’s Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Gregory Weishar	$536,207	$—	$222,827	$—	$2,048,310
Michael Culotta	$—	$—	$—	$—	$—
William Monast	$169,480	$—	$17,131	$—	$292,747
Robert McKay	$—	$—	$—	$—	$—
Thomas Caneris	$23,421	$—	$9	$—	$51,695

(1)	The amounts in this column are Named Executive Officer elective deferrals representing the deferred portion of base salary otherwise payable in 2010 and reported as compensation in the Summary Compensation Table.

The Company maintains the PharMerica Corporation Deferred Compensation Plan (the “DCP”) for certain management and highly compensated employees, including our Named Executive Officers, whose base earnings are in excess of the qualified plan limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for such year in which the deferral will take place. A participant in the DCP may elect to defer up to 50% of such participant’s annual base salary and up to 100% of such participant’s annual short-term incentive program cash bonus into the DCP during each plan year. In addition, the Company may, in its sole discretion, make discretionary contributions to a participant’s account. Any additional amounts contributed by the Company to a participant’s account will fully vest on the fourth anniversary of December 31 of the year in which the contribution was credited to the participant’s account.

Deferred amounts are recorded in the participant’s account in the form of bookkeeping entries only and will be adjusted for gains and losses based on investment elections made by the participant. Amounts credited to a participant’s account (whether pursuant to a deferral by the participant or a contribution made by the Company) will increase or decrease in value based on the investment fund selected by the participant in his Deferral Election Agreement. A Named Executive Officer can select to “invest” his deferred amounts in the same general investments offered under the PharMerica Corporation 401(k) Retirement Savings Plan. The Named Executive Officers may change their investment elections at any time. Participant balances are unfunded and the participants would be unsecured creditors of PharMerica if the Company became insolvent or otherwise unable to pay the balances to the participant.

A participant under the DCP is generally entitled to a distribution from such participant’s account upon (i) the participant’s termination of employment, (ii) the date specified by the participant in the Deferral Election Agreement, not to be any sooner than five years from the end of the year in which the amounts are earned, (iii) the participant’s death or disability, or (iv) the occurrence of an unforeseen financial emergency (but only to the extent such distribution is necessary to relieve the unforeseen financial emergency). Upon termination of his employment, a participant will receive 100% of such participant’s account balance, payable in a lump-sum or in ten equal annual installments as selected by the participant when the participant initially enters the DCP. In the event a participant’s employment is terminated, such participant will receive 100% of his or her account balance, payable in a lump-sum if the account balance is $25,000 or less. In the event a participant dies before retirement or a termination of employment, such participant’s beneficiary will receive 100% of the participant’s account balance in accordance with the participant’s distribution election.

Potential Payments upon Termination or Change-in-Control

The Employment Agreements of the Named Executive Officers require the Company to provide compensation to our Named Executive Officers in the event of certain terminations of employment or a change in control of the Company. The employment agreements we entered into with our Named Executive Officers define “cause,” “good reason” and “change in control” for purposes of determining payments upon termination of employment or a change in control of the Company. Please refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” for the definitions of these terms and additional details on the severance and change-in-control provisions that affect our Named Executive Officers.

The estimated payments and benefits that would be provided to each Named Executive Officer as a result of a termination (i) without cause or good reason, (ii) with cause or without good reason, (iii) upon a change in control, (iv) upon death or disability, or (v) due to non-renewal of the employment agreement are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 31, 2010, the individual was employed for the full year of fiscal 2010, and the individual did not retire from the Company after age 62 with five years of service. The amounts in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Termination without Cause or Resignation for Good Reason		For Cause or Resignation other than for Good Reason	Upon Change in Control (1)		Termination for Death or Disability		Termination Due to Non- Renewal of Employment Agreement
Gregory Weishar
Accrued Annual Bonus	$—	(2)	$—	$—	(2)	$—	(2)	$—
Severance Payment	2,951,456	(3)	—	4,427,184	(4)	—		—
Value of Accelerated Restricted Stock and Performance Share Units	1,389,000	(6)	—	1,389,000	(6)	266,980	(7)	1,389,000	(6)
Value of Stock Options	—	(9)	—	—	(9)	—	(10)	—	(9)
Value of Benefits Continuation	30,781	(11)	—	30,781	(11)	9,187	(12)	—

Total Payment Upon Termination	$4,371,237		$—	$5,846,965		$276,168		$1,389,000

Michael Culotta
Accrued Annual Bonus	$—	(2)	$—	$—	(2)	$—	(2)	$—
Severance Payment	903,947	(5)	—	903,947	(5)	—		—
Value of Accelerated Restricted Stock and Performance Share Units	641,246	(8)	—	641,246	(8)	641,246	(8)	—
Value of Stock Options	—	(9)	—	—	(9)	—	(9)	—
Value of Benefits Continuation	28,317	(13)	—	28,317	(13)	—		—
Outplacement Assistance	6,000	(14)	—	6,000	(14)	—		—

Total Payment Upon Termination	$1,579,509		$—	$1,579,509		$641,246		$—

William Monast
Accrued Annual Bonus	$—	(2)	$—	$—	(2)	$—	(2)	$—
Severance Payment	698,385	(5)	—	698,385	(5)	—		—
Value of Accelerated Restricted Stock and Performance Share Units	361,522	(8)	—	361,522	(8)	361,522	(8)	—
Value of Stock Options	—	(9)	—	—	(9)	—	(9)	—
Value of Benefits Continuation	28,317	(13)	—	28,317	(13)	—		—
Outplacement Assistance	6,000	(14)	—	6,000	(14)	—		—

Total Payment Upon Termination	$1,094,224		$—	$1,094,224		$361,521		$—

Robert McKay
Accrued Annual Bonus	$—	(2)	$—	$—	(2)	$—	(2)	$—
Severance Payment	522,152	(5)	—	522,152	(5)	—		—
Value of Accelerated Restricted Stock and Performance Share Units	291,517	(8)	—	291,517	(8)	291,517	(8)	—
Value of Stock Options	—	(9)	—	—	(9)	—	(9)	—
Value of Benefits Continuation	28,317	(13)	—	28,317	(13)	—		—
Outplacement Assistance	6,000	(14)	—	6,000	(14)	—		—

Total Payment Upon Termination	$847,985		$—	$847,985		$291,517		$—

Thomas Caneris
Accrued Annual Bonus	$—	(2)	$—	$—	(2)	$—	(2)	$—
Severance Payment	569,804	(5)	—	569,804	(5)	—		—
Value of Accelerated Restricted Stock and Performance Share Units	324,619	(8)	—	324,619	(8)	324,619	(8)	—
Value of Stock Options	—	(9)	—	—	(9)	—	(9)	—
Value of Benefits Continuation	27,761	(13)	—	27,761	(13)	—		—
Outplacement Assistance	6,000	(14)	—	6,000	(14)	—		—

Total Payment Upon Termination	$928,184		$—	$928,185		$324,620		$—

(1)	The calculation assumes that the Named Executive was terminated on December 31, 2010 without Cause following a change in control. The change in control provisions set forth in the Employment Agreements are described more fully in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”.

(2)	These amounts represent the pro-rata bonus for the calendar year of termination to be determined using the Named Executive’s current annual base salary and is part of the accrued obligations to be paid upon termination under the Named Executive’s employment agreement. These amounts are the actual amount of the cash award earned by the Named Executive under the 2010 short-term incentive plan.

(3)	These amounts represent the severance payments due pursuant to the Named Executive’s employment agreement of (i) two times the sum of the Named Executive Officer’s current base salary, and (ii) two times the sum of the Named Executive’s target short-term incentive bonus amount. For purposes of the calculation of the short-term incentive bonus amount, we used the actual amount earned by the Named Executive under the 2010 short-term incentive plan.

(4)	These amounts represent the severance payments due pursuant to the Named Executive’s employment agreement of (i) three times the sum of the Named Executive’s current base salary, and (ii) three times the sum of the Named Executive’s target short-term incentive bonus amount. For purposes of the calculation of the short-term incentive bonus amount, we used the actual amount earned by the Named Executive under the 2010 short-term incentive plan.

(5)	These amounts represent the severance payments due pursuant to the Named Executive’s employment agreement of (i) an amount equal to eighteen months of the Named Executive’s current base salary, and (ii) an amount equal to the average bonus the employee received over the three complete years prior to the date of termination. For purposes of the calculation of the average bonus, we used the actual amounts earned by the Named Executives under the 2009 and 2010 short-term incentive plan.

(6)	These amounts represent the intrinsic value of the Named Executive’s unvested restricted stock units and performance share units using the December 31, 2010 closing stock price of the Company’s common stock on the NYSE of $11.45 assuming full vesting of the awards.

(7)	These amounts represent the intrinsic value of the Named Executive’s unvested restricted stock units that will vest within one year of December 31, 2010 using the December 31, 2010 closing stock price of the Company’s common stock on the NYSE of $11.45.

(8)	These amounts represent the intrinsic value of the Named Executive’s unvested restricted stock units and the unvested performance share units using the December 31, 2010 closing stock price of the Company’s common stock on the NYSE of $11.45 assuming full vesting of the awards. Pursuant to the Named Executive’s employment agreement, the Named Executive will become vested in any outstanding options, restricted stock, or other equity incentive awards outstanding as of the date of such termination.

(9)	These amounts represent the intrinsic value of the Named Executives unvested stock options based upon the difference between the December 31, 2010 closing stock price of the Company’s common stock on the NYSE of $11.45, and the exercise price of each such stock option assuming full vesting of the awards. Pursuant to the Named Executive’s employment agreement, upon termination following a change in control, the Named Executive will become vested in any outstanding options, restricted stock, or other equity incentive awards outstanding as of the date of such termination.

(10)	This amount represents the intrinsic value of the Named Executive’s unvested stock options based upon the difference between the December 31, 2010 closing stock price of the Company’s common stock on the NYSE of $11.45, and the exercise price of each such stock option assuming full vesting of one-fourth of the award.

(11)	This amount represents twenty-four months of benefits coverage of the Named Executive’s elected benefits under the Company’s employee benefit program. For the purpose of the calculation we have assumed a 10% year over year inflation increase for the cost of the benefits.

(12)	This amount represents twelve months of benefits coverage to the Named Executive’s family based upon the Named Executive’s elected benefits under the Company’s employee benefit program. For the purpose of the calculation we have assumed a 10% year over year inflation increase for the cost of the benefits.

(13)	These amounts represent eighteen months of benefits coverage to the Named Executive and his family based upon the Named Executive’s elected benefits under the Company’s employee benefit program. For the purpose of the calculation we have assumed a 10% year over year inflation increase for the cost of the benefits.

(14)	These amounts represent the value of outplacement assistance available to the Named Executive.

Compensation Policies and Practices as they Relate to Risk Management

In 2010, the Compensation Committee evaluated the Company’s compensation policies and practices as they related to risk management practices and risk-taking initiatives. As part of the evaluation, the Committee consider factors, including, but not limited to, (i) the allocation of compensation among base salary and short and long-term compensation target opportunities, (ii) the significant weighting of compensation towards long-term incentive compensation, (iii) the Company’s practice of using Company-wide metrics, (iv) the mix of equity award instruments used under the Company’s long-term incentive program that includes full value awards, and (v) the multi-year vesting of the Company’s equity awards and its share ownership guidelines. In connection with its evaluation, the Company’s compensation consultant, Cook, prepared an assessment of the Company’s executive compensation program and management assessed the Company’s non-executive incentive compensation programs to determine if any practices might encourage excessive risk taking on the part of our officers and employees. Based on this evaluation, the Compensation Committee believes that the Company’s overall compensation practices and approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, properly accounts for the time horizon of risk, discourages short-term risk taking, and encourages decision-making that is in the best long-term interests of the Company and its stockholders as a whole.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities) reflected in column (a)(c)
Equity compensation plans approved by stockholders	2,713,598	(1)	$16.28	(2)	4,214,058	(3)

(1)	Includes the following: 2,223,743 shares of common stock to be issued upon exercise of outstanding stock options granted under the Omnibus Incentive Plan; 312,233 shares of common stock to be issued upon vesting of performance share units under the Omnibus Incentive Plan; 88,810 shares of common stock to be issued upon vesting of restricted stock awards under the Omnibus Incentive Plan; and 88,812 shares of common stock to be issued upon vesting of restricted stock units under the Omnibus Incentive Plan.

(2)	The weighted average exercise price in column (b) does not take the 489,855 shares of common stock to be issued under performance share units and restricted stock units into account.

(3)	The 4,214,058 shares does not take into consideration the dilution of 1.65 shares of stock for any full-value award, including restricted stock awards, restricted stock units and performance share awards at target. The number of shares remaining available for future issuance calculated under the tangible share pool would be 4,118,502.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transaction Policy

The Audit Committee reviews and approves in advance all related-party transactions and addresses any proposed conflicts of interest and any other transactions for which independent review is necessary or desirable to achieve the highest standards of corporate governance.

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP, or KPMG, to serve as our independent registered public accounting firm for the 2011 fiscal year. The Audit Committee is satisfied with KPMG’s reputation in the auditing field, its personnel, its professional qualifications and its independence. KPMG served as our independent registered public accounting firm in 2010.

PricewaterhouseCoopers LLC, or PwC, served as our independent registered public accounting firm for the year ended December 31, 2009. During 2009, the Audit Committee solicited proposals from several audit firms to serve as our independent registered public accounting firm. The Audit Committee conducted this review in keeping with its responsibilities to evaluate and select our independent registered public accounting firm and because it believes that it should conduct periodic reviews as a matter of good corporate governance. Following approval from the Audit Committee, on March 2, 2010, we informed PwC that they would be dismissed as our accountants, effective immediately. On March 2, 2010, the Audit Committee engaged KPMG to serve as our independent registered public accounting firm for the 2010 fiscal year. In deciding to engage KPMG, the Audit Committee considered its reputation in the auditing field and its professional qualifications, and reviewed auditor independence issues and existing commercial relationships with KPMG. The Audit Committee concluded that KPMG had no relationship with us that would impair its independence.

KPMG representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

PwC’s audit report on our consolidated financial statements as of and for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. PwC’s audit report on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of PwC on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 did contain the following statement: “As described in Management’s Annual Report on Internal Control over Financial Reporting under Item 9A, management has excluded the West Virginia Acquisition and Integrity Pharmacy Services Acquisition from its assessment of internal control over financial reporting as of December 31, 2009 because they were acquired by the Corporation in a purchase business combination during 2009. We have also excluded the West Virginia Acquisition and Integrity Pharmacy Services Acquisition from our audit of internal control over financial reporting. The West Virginia Acquisition and Integrity Pharmacy Services Acquisition are wholly-owned subsidiaries whose total combined assets and total combined revenues represent 10.0% and less than 1.0%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2009.”

During the year ended December 31, 2009, and in the subsequent interim period through the date of completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2009, (i) we had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in its reports, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of SEC Regulation S-K.

During the year ended December 31, 2009, and in the subsequent interim period through the date of completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2009, neither we, nor anyone on our behalf, consulted with KPMG on any of the matters or events set forth in Item 304(a)(2) of SEC Regulation S-K.

The Company provided PwC with a copy of the disclosures it made in its Current Report on Form 8-K filed with the SEC on March 5, 2010 prior to the time such Form 8-K was filed with the SEC. PwC furnished the

Company with a letter addressed to the SEC stating PwC agreed with the disclosures contained in the Current Report on Form 8-K. A copy of this letter was filed as Exhibit 16.1 to that Current Report on Form 8-K.

Although it is not required to submit this proposal to the stockholders for approval, the Board believes it is desirable that an expression of stockholder opinion be solicited and presents the selection of the independent registered public accounting firm to the stockholders for ratification. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee in its discretion could decide to terminate the engagement of KPMG and engage another firm if the committee determines that this is necessary or desirable.

Independent Registered Public Accounting Firm Fees

The Audit Committee of the Board of Directors has recommended to the Board the appointment of KPMG to audit the Company’s consolidated financial statements and internal control over financial reporting for fiscal 2011, subject to ratification by the stockholders at the Annual Meeting.

The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2009 and 2010 by its independent registered public accounting firm, KPMG LLP and by its former independent registered public accounting firm, PricewaterhouseCoopers LLP:

Description of Fees	2009	2010
Audit Fees (1)	$711,683	$693,957
Audit—Related Fees (2)	22,137	330,160
Tax Fees (3)	—	—
All Other Fees (4)	21,110	—

Total	$754,930	$1,024,117

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For the year ended December 31, 2010, professional services provided by KPMG LLP were $644,500. For the years ended December 31, 2009 and 2010, professional services provided by PricewaterhouseCoopers LLP were $711,683 and $49,457, respectively.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For the year ended December 31, 2009, Audit-Related Fees include $22,137 for services performed by PricewaterhouseCoopers LLP. For the year ended December 31, 2010, Audit-Related Fees include $330,160 for services performed by KPMG LLP.

(3)	There were no tax fees billed by PricewaterhouseCoopers LLP or KPMG LLP for the years ended December 31, 2009 and 2010.

(4)	For 2009, all other fees were related to procedures performed by PricewaterhouseCoopers LLP for compliance with the Corporate Integrity Agreement dated March 29, 2005 between PharMerica Long-Term Care and the Office of Inspector General within the Department of Health and Human Services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s charter provides that the Audit Committee will review, and approve in advance, in its sole discretion, all auditing services, internal control related services and permitted non-audit services, including fees and terms, to be performed for the Company by the independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Securities and Exchange Act of 1934 which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate to sub-committees of one or more members of the Audit Committee its authority to pre-approve audit and permitted non-audit services, including internal control related services, provided that any such sub-committee pre-approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All audit and permitted non-audit services and all fees associated with such services performed by KPMG in fiscal 2010 were approved by the full Audit Committee consistent with the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting process of the Company on behalf of the Board. Management is responsible for the Company’s financial reporting process including its system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and the internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm and monitor and oversee the accounting and financial reporting processes of the Company, including the Company’s internal control over financial reporting, and the audit of the consolidated financial statements of the Company.

During the course of 2010 and the first quarter of 2011, the Audit Committee regularly met and held discussions with management and the independent registered public accounting firm. In the discussions related to the Company’s consolidated financial statements for fiscal year 2010, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for fiscal year 2010.

In fulfilling its responsibilities, the Audit Committee discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent registered public accounting firm not related to the audit of the Company’s financial statements for fiscal year 2010 was compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent registered public accounting firm in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report and written disclosures of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the SEC. We also approved, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

The Audit Committee

Robert A. Oakley, Ph.D., Chairman W. Robert Dahl, Jr. Thomas P. Gerrity, Ph.D.

Recommendation of Our Board of Directors

Our board of directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Required Vote

The affirmative vote of at least a majority of the votes of the shares of common stock present, in person or by proxy, at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL 3 NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.

Say on Pay Proposal

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to be competitive within the institutional pharmacy industry and focus our executives on profitability, achieving cost savings and providing quality services to our customers and to provide transparency to both our employees and stockholders. The three primary elements of compensation used to support the above goals are base salary, annual cash incentive awards and long-term incentive awards. Our compensation strategy targets total direct compensation at the market median, achieved through a combination of below median base salary and above median annual and long-term incentive opportunities. This approach supports the Company’s pay-for-performance philosophy by providing a compensation package that is generally weighted toward variable, performance-based incentives, thus ensuring the highest degree of accountability at the senior levels of the organization. The Board of Directors believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.

The Say on Pay proposal is set forth in the following resolution:

“RESOLVED, that the compensation paid to PharMerica Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of Our Board of Directors

Our board of directors recommends a vote FOR the Say on Pay proposal.

Required Vote

The affirmative vote of at least a majority of the votes of the shares of common stock present, in person or by proxy, at the Annual Meeting is required to approve the Say on Pay proposal. Because the vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements.

PROPOSAL 4 NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON SAY ON PAY IN FUTURE YEARS (“SAY ON FREQUENCY”)

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding advisory stockholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as “Say on Frequency”). Stockholders may also abstain from making a choice. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their stockholders no less often than every six years thereafter the Say on Frequency proposal. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on the frequency of Say on Pay in future years at the Annual Meeting.

Say on Frequency Proposal

As discussed above, the Board of Directors believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that is commensurate and aligned with our performance and advances both short and long-term interests of the Company and its stockholders. The Board of Directors believes a three year frequency for the Say on Pay proposal is appropriate because (1) the Company believes that its strong governance policies, including its Corporate Governance Guidelines, as discussed under the heading “Corporate Governance” above, provide effective governance of the Company’s business and affairs for the benefit of stockholders, and (2) an advisory vote every three years would align more closely with the Company’s executive compensation program, which is based on long-term performance over a three year period. Further, a three year period will allow stockholders to better judge the Company’s executive compensation program in relation to long-term performance. In addition, the Board of Directors believes that making the frequency less than three years could be detrimental not only to the Company’s long-term compensation policies but also the Company’s entire business, because (1) making changes to the Company’s compensation policy in response to an annual or bi-annual vote could be premature and potentially counterproductive, because annual or bi-annual changes to our compensation program in response to short-term fluctuations in the Company’s results at various points in the business cycle may not be appropriate in the context of longer business cycles, and (2) an annual or bi-annual vote could encourage a short-term approach to our compensation plans, based on short-term business or market conditions, which is counter to the Company’s long-term focus. The Board of Directors believes that a vote every three years will encourage the stockholders to take the same long-term approach to the Company’s compensation programs as taken by the Company’s Board of Directors. In summary, the Board of Directors believes that giving our stockholders the right to cast an advisory vote every three years on the approval of the Company’s compensation arrangements for our named executive officers aligns stockholder input with the Company’s long term objectives and is sufficient to provide the Board of Directors with appropriate stockholder input regarding the effective administration of the Company’s executive compensation programs.

Although the Board of Directors recommends that the Say on Pay proposal be voted on every three years, our stockholders will be able to specify one of the following four choices for the frequency of the vote on the Say on Pay proposal: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. This is an advisory vote and will not be binding on the Board of Directors or the Company, and the Board of Directors may determine that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Compensation Committee will take into account the outcome of this advisory vote when considering how frequently it seeks an advisory vote on Say on Pay in future years.

Recommendation of Our Board of Directors

Our board of directors recommends a vote for the selection of THREE YEARS as the frequency with which stockholders are provided an advisory vote on Say on Pay.

Required Vote

The affirmative vote of at least a majority of the votes of the shares of common stock present, in person or by proxy, at the Annual Meeting is required to approve the Say on Pay proposal. This vote on the Say on Frequency proposal is advisory and is not binding on the Board of Directors or the Compensation Committee and the Board of Directors may determine to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Compensation Committee will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors, Management, and Owners of More Than 5% of the Company’s Stock

Listed below are the outstanding shares of the Company’s common stock beneficially owned as of April 18, 2011 by (i) the Named Executive Officers, (ii) the Company’s directors; (iii) the Company’s directors and executive officers as a group, and (iv) each person or entity that we know (based on filings of Schedules 13D and 13G with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities. Unless otherwise indicated below, the address of these parties is 1901 Campus Place, Louisville, Kentucky 40299. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Company securities owned by them.

As of April 18, 2011, there were 29,363,014 shares of the Company’s common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of April 18, 2011 into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers, Directors and Nominees
Gregory Weishar (1)(2)(3)	863,946	2.9%
Michael Culotta (1)(2)(3)	320,047	1.1%
William Monast (1)(3)	50,288	*
Thomas Caneris (1)(2)	104,592	*
Robert McKay (1)(2)(3)	104,174	*
Frank Collins (1)(2)	34,502	*
Thomas Gerrity (1)(2)	34,502	*
Thomas Mac Mahon (1)(2)(3)	46,502	*
Dan Mendelson (1)(2)	28,160	*
Robert Oakley (1)(2)(3)	32,423	*
W. Robert Dahl, Jr. (1)(2)	14,209	*
Marjorie Dorr (1)(2)	17,115	*
Geoffrey G. Meyers (1)(2)	17,748	*
All directors, nominees and executive officers of the Corporation as a group (15 Persons)	1,752,432	5.9%

Other Security Holders with More Than 5% Ownership
Knightsbridge Asset Management, LLC (4)	2,071,392	7.1%
The Vanguard Group, Inc. (5)	1,469,688	5.0%
BlackRock, Inc. (6)	3,360,525	11.4%
Shapiro Capital Management LLC (7)	2,144,356	7.3%
Scopia Management Inc. (8)	1,567,130	5.3%
Harris Associates L.P. (9)	2,022,000	6.9%

*	Less than one percent of class.

(1)	Includes for the following persons shares of the Company’s common stock which may be acquired pursuant to the exercise of vested stock options: Mr. Weishar—486,969, Mr. Culotta—243,654, Mr. Monast—

40,288, Mr. Caneris—95,446, Mr. McKay—87,891, Mr. Collins—21,766, Mr. Gerrity—21,766, Mr. Mac Mahon—21,766, Mr. Mendelson—15,424, Mr. Oakley—19,942, Mr. Dahl —6,378, Ms. Dorr—10,669 and Mr. Meyers—14,649.

(2)	Includes voting rights over restricted stock as follows: Mr. Weishar—248,731, Mr. Culotta—44,393, Mr. Caneris—9,146, Mr. McKay—9,283, Mr. Collins—12,736, Mr. Gerrity—12,736, Mr. Mac Mahon—12,736, Mr. Mendelson—12,736, Mr. Oakley—9,481, Mr. Dahl—7,831, Ms. Dorr—6,446 and Mr. Meyers—3,099.

(3)	Includes for the following persons shares of the Company’s common stock which they own through their own investment: Mr. Weishar—128,246, Mr. Culotta—32,000, Mr. Monast—10,000, Mr. McKay—7,000, Mr. Mac Mahon—12,000 and Mr. Oakley—3,000.

(4)	The shares included in the table are based solely on the Schedule 13G/A filed with the SEC on February 14, 2011 by Knightsbridge Asset Management, LLC, in which Knightsbridge Asset Management, LLC states that it has sole voting power over 1,786,792 shares and sole dispositive power over 2,071,392 shares of the Company’ common stock. Its business address is 660 Newport Center Drive, Suite 460, Newport Beach, CA 92660.

(5)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc., in which The Vanguard Group, Inc. states that it has sole voting power over 48,182 shares, sole dispositive power over 1,469,688 and shared dispositive power over 48,182 shares of the Company’ common stock. Its business address is 100 Vanguard Blvd, Malvern, PA 19355.

(6)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on January 10, 2011 by BlackRock, Inc., in which BlackRock, Inc. states that it has sole voting power over 3,360,525 shares and sole dispositive power over 3,360,525 shares of the Company’ common stock. Its business address is 40 East 52nd Street, New York, NY 10022.

(7)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 11, 2011 by Shapiro Capital Management LLC, in which Shapiro Capital Management LLC states that it has sole voting power over 1,799,256 shares, shared voting power over 345,100 and sole dispositive power over 2,144,356 shares of the Company’ common stock. Its business address is 3060 Peach Tree Road, Suite 1555 N.W., Atlanta, Georgia, 30305.

(8)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 10, 2011 by Scopia Management Inc., in which Scopia Management Inc. states that it has shared voting power over 1,567,130 shares and shared dispositive power over 1,567,130 shares of the Company’ common stock. Its business address is 152 West 57th Street, 33rd Floor, New York, New York 10019.

(9)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 8, 2011 by Harris Associates L.P., in which Harris Associates L.P. states that it has sole voting power over 2,022,000 shares and sole dispositive power over 2,022,000 shares of the Company’ common stock. Its business address is Two North LaSalle Street, Suite 500, Chicago, IL 60602-3790.

GENERAL INFORMATION

Other Matters. As of the date of this Proxy Statement, the Company did not know of any other matter that will be presented for consideration at the Annual Meeting. However, if any other matter should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to vote on the matter.

Multiple Stockholders Sharing the Same Address. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company will deliver a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299 or by contacting the Corporate Secretary at (502) 627-7000.

Stockholder Proposals for 2012 Annual Meeting.

Any stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for presentation at the 2012 Annual Meeting of Stockholders must be in writing and received by the Corporate Secretary of the Company not later than December 30, 2011.

Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2012 Annual Meeting of Stockholders:

•	not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which will be June 10, 2012); or

•

if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

We must receive notice of your intention to introduce a nomination or other item of business at that meeting not earlier than February 11, 2012 and not later than March 12, 2012. If we do not receive notice during that period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Notice of a proposed item of business must include:

•	the name and address of the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, as they appear on the Company’s books;

•	the class and number of shares of the Company which are owned of record by such stockholder and beneficially by such beneficial owner;

•

a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Notice of a director nomination must include (as to each person whom the stockholder proposes to nominate for election or reelection as a director):

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•

a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the Board, in accordance with the Company’s By-Laws.

Notice of a proposed item of business must include:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Company, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Expenses of Solicitation. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers and regular employees. The entire cost of solicitation will be borne by the Company.

By Order of the Board of Directors,

GREGORY S. WEISHAR Chief Executive Officer

Louisville, Kentucky

April 29, 2011

PHARMERICA CORPORATION 1901 CAMPUS PLACE LOUISVILLE,KY 40299 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K CONTROL # 000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 02 0 0 0 1the following proposals:. Election of Directors Nominees 01 Gregory S. Weishar 02 W. Robert Dahl, Jr. 03 Frank E. Collins, Esq. 04 Thomas P. Mac Mahon 05 Marjorie W. Dorr 06 Thomas P. Gerrity, Ph.D 07 Robert A. Oakley, Ph.D. 08 Geoffrey G. Meyers 0000000000 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL 0 0 0 YEAR ENDING DECEMBER 31, 2011. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4 ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. 0 0 0 0 NOTE: IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. For address change and/or comments, Please check this box and write them on the back where indicated mark here. 0 Investor Address Line 1 (see reverse for instructions) Investor Address Line 2 R1.0.0.11699 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000106613 SHARES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . PHARMERICA CORPORATION 1901 Campus Place Louisville, Kentucky 40299 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE 2011 ANNUAL MEETING OF THE COMPANY’S STOCKHOLDERS. The undersigned stockholder acknowledges receipt of this Notice of Annual Meeting of Stockholders and the Proxy Statement and hereby appoints Gregory S. Weishar and Michael J. Culotta, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of PharMerica Corporation (the “Company”) at the Annual Meeting of Stockholders to be held at the Seelbach Hilton, 500 Fourth Street, Louisville, Kentucky 40202, at 9:00 a.m. local time, and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND “3 YEARS” ON PROPOSAL 4. Address change/comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000106613_2 R1.0.0.11699 # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date